MORGAN STANLEY CHARTER SERIES

Morgan Stanley Charter Graham L.P.

Morgan Stanley Charter Millburn L.P.

Morgan Stanley Charter MSFCM L.P.

Morgan Stanley Charter Campbell L.P.

SUPPLEMENT
TO
PROSPECTUS DATED APRIL 28, 2004

      You should read this supplement together with the prospectus dated April 28, 2004. All page and section references in this supplement relate to the prospectus, except references to pages preceded by “S-,” which relate to this Supplement.

Services Provided by Morgan Stanley DW Inc.

The date of this Supplement is December 16, 2004

i

[This Page Intentionally Left Blank]

CHANGE OF ADDRESS

      The office of each partnership and the general partner’s main business office is located at 330 Madison Avenue, 8th Floor, New York, New York 10017, telephone (212) 905-2700.

SUMMARY

      The following updates and replaces the break even analysis contained on the cover, page 7 and page 12.

Break Even Analysis

      Following is a table that sets forth the fees and expenses that you would incur on an initial investment of $20,000 in a partnership and the amount that your investment must earn, after taking into account estimated interest income, in order to break even after one year and after more than two years. The fees and expenses applicable to each partnership are described above .

	$20,000 Investment
	Charter Series Partnerships (excluding Charter Campbell)	Charter Campbell
Management Fee	400	530
Brokerage Fee	1,250	1,250
Less: Interest Income (1)	(240)	(240)
Incentive Fee (2)	--	--
Redemption Charge (3)	408	408
Amount of trading profits a partnership must earn for you to recoup your initial investment at the end of one year after paying a redemption charge	1,818	1,948
Trading profits as a percentage of net assets that a partnership must earn for you to recoup your initial investment at the end of one year after paying a redemption charge	9.09%	9.74%
Amount of trading profits a partnership must earn each year for you to recoup your initial investment after two years with no redemption charge	1,410	1,540
Trading profits as a percentage of net assets that a partnership must earn each year for you to recoup your initial investment after two years with no redemption charge	7.05%	7.70%

(1) The partnerships receive interest at the rate earned by Morgan Stanley DW on its U.S. Treasury bill investments with customer segregated funds, as if 100% of each partnership’s average daily net assets deposited with Morgan Stanley DW for the month were invested at that rate. In addition, Morgan Stanley DW will credit each partnership with 100% of the interest income Morgan Stanley DW receives from the clearing commodity brokers with respect to such partnership’s assets deposited as margin with the clearing commodity brokers. For purposes of the break even calculation, it was estimated that approximately 80% of a partnership’s average daily funds maintained in trading accounts will be on deposit with Morgan Stanley DW and earn interest income at a rate of approximately 1.25%, and that approximately 20% of a partnership’s average daily funds maintained in trading accounts will be on deposit with the clearing commodity broker and generate interest income at a rate of approximately 1.00%. An interest rate of 1.25% was derived by using an average of the blended rate for the five recent weekly auction rates for three-month U.S. Treasury bills and adjusting for the historical rate that Morgan Stanley DW earned in excess of such amount. The combined rate used for this break even analysis is estimated to be approximately 1.20%. Investors should be aware that the break even analysis will fluctuate as interest rates fluctuate, with the break even percentage decreasing as interest rates increase or increasing as interest rates decrease.

(2) Incentive fees are paid to a trading advisor only on trading profits earned. Trading profits are determined after deducting all partnership expenses, other than any extraordinary expenses, and do not include interest income. Therefore, incentive fees will be zero at the partnership’s break even point.

(3) Units redeemed at the end of 12 months from the date of purchase are generally subject to a 2% redemption charge; after 24 months there are no redemption charges.

RISK FACTORS

      The following updates and replaces the following risk factors on pages 10-12.

      The partnerships’ trading is highly leveraged. The trading advisor for each partnership uses substantial leverage when trading, which could result in immediate and substantial losses. For example, if 10% of the face value of a contract is deposited as margin for that contract, a 10% decrease in the value of the contract would cause a total loss of the margin deposit. A decrease of more than 10% in the value of the contract would cause a loss greater than the amount of the margin deposit.

      The leverage employed by the partnerships in their trading can vary substantially from month to month and can be significantly higher or lower than the averages set forth below. As an example of the leverage employed by the partnerships, set forth below is the average of the underlying value of each partnership’s month-end positions for the period October 2003 through September 2004, as compared to the average month-end net assets of the partnership during that period. While the leverage employed on a trade will accentuate the trading profit or loss on that trade, one partnership’s overall leverage as compared to another partnership’s overall leverage does not necessarily mean that it will be more volatile than the other partnership. This can be seen by a review of the monthly rates of return for the partnerships on pages S-4 to S-6 .

Charter Graham	10.0 times net assets
Charter Millburn	7.4 times net assets
Charter MSFCM	7.1 times net assets
Charter Campbell	7.1 times net assets

      Trading on foreign exchanges presents greater risks to each partnership than trading on U.S. exchanges.

      • Each partnership trades on exchanges located outside the U.S. Trading on U.S. exchanges is subject to CFTC regulation and oversight, including, for example, minimum capital requirements for commodity brokers, regulation of trading practices on the exchanges, prohibitions against trading ahead of customer orders, prohibitions against filling orders off exchanges, prescribed risk disclosure statements, testing and licensing of industry sales personnel and other industry professionals, and recordkeeping requirements. Trading on foreign exchanges is not regulated by the CFTC or any other U.S. governmental agency or instrumentality and may be subject to regulations that are different from those to which U.S. exchange trading is subject, provide less protection to investors than trading on U.S. exchanges and may be less vigorously enforced than regulations in the U.S.

      • Positions on foreign exchanges also are subject to the risk of exchange controls, expropriation, excessive taxation or government disruptions.

      • A partnership could incur losses when determining the value of its foreign positions in U.S. dollars because of fluctuations in exchange rates.

      Each partnership must deposit margin with respect to the partnership’s futures and options contracts on both U.S. exchanges and on foreign exchanges and must deposit margin with respect to its foreign currency forward contracts to assure the partnership’s performance on those contracts. Set forth below for each partnership is the average percentage of month-end margin requirements for the period October 2003 through September 2004 for each partnership that relate to futures and options contracts on foreign exchanges as compared to the partnership’s total average month-end margin requirements. This information will provide you with a sense of the magnitude of each partnership’s trading on foreign exchanges, and, therefore, the relevance of the risks described in the prior paragraph to each partnership. You should be aware, however, that the percentage of each partnership’s margin requirements that relate to positions on foreign exchanges varies from month to month and can be significantly higher or lower than the percentages set forth below.

%
Charter Graham	44.0
Charter Millburn	26.6
Charter MSFCM	32.2
Charter Campbell	34.2

      The unregulated nature of the forward markets creates counterparty risks that do not exist in futures trading on exchanges. Unlike futures contracts, forwards contracts are entered into between private parties off an exchange and are not regulated by the CFTC or by any other U.S. government agency. Because forwards contracts are not traded on an exchange, the performance of those contracts is not guaranteed by an exchange or its clearinghouse and the partnership is at risk to the ability of the counterparty to the trade to perform on the forwards contracts. Because trading in the forwards markets is not regulated, there are no specific standards or regulatory supervision of trade pricing and other trading activities that occur in those markets. Because the partnerships trade forwards contracts in foreign currency with Morgan Stanley & Co., they are at risk to the creditworthiness and trading practices of Morgan Stanley & Co. as the counterparty to the trades.

      As the counterparty to all of the partnerships’ foreign currency forwards contracts, Morgan Stanley & Co. requires the partnerships to make margin deposits to assure the partnerships’ performance on those contracts. Set forth below for each partnership is the average percentage of month-end margin requirements for the period October 2003 through September 2004 that relate to forwards contracts as compared to the partnership’s total average month-end margin requirements. This information will provide you with a sense of the magnitude of each partnership’s trading in the forwards contracts markets as compared to its trading of futures and options contracts on regulated exchanges, and, therefore, the relevance of the risks described in the prior paragraphs to each partnership. You should be aware that the percentage of each partnership’s margin requirements that relate to forwards contracts varies from month to month and can be significantly higher or lower than the percentages set forth below.

%
Charter Graham	1.7
Charter Millburn	38.4
Charter MSFCM	39.2
Charter Campbell	49.3

THE CHARTER SERIES

      The following updates and replaces the table under the sub-caption “-- General” on page 26.

      Following is a summary of information relating to the sale of units of each partnership through September 30, 2004:

	Charter Graham	Charter Millburn	Charter MSFCM*	Charter Campbell
Units sold	22,830,616.519	9,896,331.964	17,991,885.121	21,844,105.485
Units available for sale	27,169,383.481	11,103,668.036	18,928,977.279	33,155,894.515
Total proceeds received	$417,803,562.35	$103,359,035.74	$305,205,789.10	$242,739,635.53
General partner contributions	$3,971,000	$710,000	$2,602,486	$2,560,000
Number of limited partners	14,335	3,797	11,919	9,765
Net asset value per unit	$$18.89	$8.87	$16.72	$10.86

      *The number of units sold has been adjusted to reflect a 100-for-1 unit conversion that took place on December 1, 2000, when Charter MSFCM became part of the Charter Series of partnerships.

      The following updates, through September 30, 2004, and replaces the performance capsules beginning on page 31. The footnotes beginning on page 33 are an integral part of the Performance Capsules.

       Capsule I

       Performance of Charter Graham

Type of pool: publicly-offered fund
Inception of trading: March 1999
Aggregate subscriptions: $421,774,562
Current capitalization: $376,268,660
Current net asset value per unit: $18.89
Worst monthly % drawdown: (13.72)% (November 2001)
Worst month-end peak-to-valley drawdown: (23.83)% (6 months, November 2001-April 2002)
Cumulative return since inception: 88.90%

	Monthly Performance
Month	2004	2003	2002	2001	2000	1999
	%	%	%	%	%	%
January	1.14	8.39	1.60	(1.99)	2.53
February	8.13	8.62	(3.22)	3.41	(2.37)
March	(0.67)	(9.65)	(3.18)	8.41	0.29	(8.00)
April	(10.18)	0.50	(8.09)	(10.66)	(4.94)	4.24
May	(3.98)	9.19	5.31	0.81	(3.97)	(5.94)
June	(4.88)	(7.14)	13.87	(0.64)	(5.51)	6.65
July	(5.28)	(1.86)	15.92	(3.57)	(1.80)	(2.60)
August	(0.22)	2.45	6.87	6.05	7.09	4.70
September	2.50	(11.15)	7.09	14.82	(1.60)	1.22
October		10.03	(7.25)	9.18	2.93	(6.04)
November		2.24	(3.32)	(13.72)	16.54	1.82
December		6.63	9.60	0.88	13.47	8.32
Compound Annual/ Period Rate of Return	(13.67)	16.14	36.82	9.72	21.96	2.90
	(9 months)					(10 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      Capsule II

      Performance of Charter Millburn

Type of pool: publicly-offered fund
Inception of trading: March 1999
Aggregate subscriptions: $104,069,036
Current capitalization: $51,022,100
Current net asset value per unit: $8.87
Worst monthly % drawdown: (12.69)% (October 1999)
Worst month-end peak-to-valley drawdown: (29.70)% 18 months, March 2003-August 2004)
Cumulative return since inception: (11.30)%

	Monthly Performance
Month	2004	2003	2002	2001	2000	1999
	%	%	%	%	%	%
January	1.26	4.65	1.30	0.58	2.16
February	3.64	6.75	(4.49)	(2.29)	(1.79)
March	(1.80)	(11.05)	0.67	9.69	(5.26)	(0.50)
April	(11.09)	0.18	(4.56)	(6.69)	0.68	5.03
May	(2.16)	11.59	4.31	1.63	(2.25)	(3.54)
June	(4.72)	(5.23)	14.97	(3.01)	(4.72)	5.16
July	(5.27)	1.44	7.19	(6.21)	(1.45)	(3.77)
August	(2.34)	1.68	1.36	2.69	3.07	0.98
September	1.03	(0.58)	6.80	(3.42)	(2.26)	0.19
October		(8.95)	(9.38)	4.69	4.02	(12.69)
November		(2.82)	(4.90)	(10.16)	4.45	1.44
December		4.03	8.65	2.33	16.59	1.53
Compound Annual/ Period Rate of Return	(20.16)	(0.63)	21.13	(11.25)	12.07	(7.20)
	(9 months)					(10 months)

      Capsule III

      Performance of Charter MSFCM

Type of pool: publicly-offered fund
Inception of trading: March 1994
Aggregate subscriptions: $307,808,276
Current capitalization: $187,731,553
Current net asset value per unit: $16.72
Worst monthly % drawdown past five years: (12.78)% (June 2003)
Worst monthly % drawdown since inception: (12.87)% (January 1995)
Worst month-end peak-to-valley drawdown past five years: (42.04)% (17 months, March 2003-July 2004)
Worst month-end peak-to-valley drawdown since inception: (42.04)% (17 months, March 2003-July 2004)
Cumulative return since inception: 67.20%

	Monthly Performance
Month	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	%	%	%	%	%	%	%	%	%	%	%
January	(0.14)	12.73	1.65	(4.29)	(0.68)	(5.38)	(1.65)	10.03	2.85	(12.87)
February	7.10	11.70	(2.27)	0.42	(0.66)	1.34	(2.21)	6.10	(11.64)	11.47
March	(5.01)	(9.78)	(0.06)	7.07	4.72	(3.27)	(0.69)	(8.05)	0.89	28.77	2.28
April	(9.98)	2.98	1.07	(7.72)	2.15	2.78	(5.90)	(5.89)	3.90	4.41	(2.36)
May	(3.69)	3.48	6.71	5.96	2.34	(4.36)	6.70	0.37	(4.67)	1.21	2.58
June	(8.16)	(12.78)	11.37	(2.10)	(4.32)	0.54	(0.81)	0.41	(1.55)	(2.60)	2.15
July	(4.89)	1.91	3.77	(0.93)	(7.75)	(0.47)	(4.53)	15.17	5.97	0.48	(4.57)
August	4.33	(4.64)	3.39	4.68	3.32	5.00	15.33	(3.21)	(2.48)	3.58	(5.22)
September	0.54	(5.27)	3.19	(1.29)	(1.33)	0.14	1.62	4.51	4.88	(4.93)	(1.44)
October		(5.84)	(8.59)	7.54	1.29	(9.69)	1.57	(4.59)	8.88	(1.79)	4.96
November		(0.30)	0.64	(7.80)	4.31	2.39	(5.12)	6.81	7.53	(4.17)	1.72
December		3.96	6.28	(3.31)	20.52	2.35	2.44	4.43	(8.37)	1.68	(6.95)
Compound Annual/ Period Rate of Return	(19.31)	(5.13)	29.08	(3.31)	23.77	(9.21)	5.07	26.22	3.97	21.88	(7.32)
	(9 months)										(10 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      Capsule IV

      Performance of Charter Campbell

Type of pool: publicly-offered fund
Inception of trading: October 2002
Aggregate subscriptions: $245,299,636
Current capitalization: $226,979,622
Current net asset value per unit: $10.86
Worst monthly % drawdown: (6.99)% (April 2004)
Worst month-end peak-to-valley drawdown: (14.69)% (6 months, April 2004-September 2004)
Cumulative return since inception: 8.60%

	Monthly Performance
Month	2004	2003	2002
	%	%	%
January	2.69	7.52
February	10.58	7.38
March	0.63	(6.06)
April	(6.99)	2.98
May	(0.84)	2.34
June	(3.58)	(1.46)
July	(1.06)	(5.19)
August	(1.34)	2.15
September	(1.72)	(1.34)
October		2.23	(5.60)
November		0.85	(1.91)
December		4.80	3.46
Compound Annual/ Period Rate of Return	(2.51)	16.28	(4.20)
	(9 months)		(3 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      Capsule IV-A

Pro Forma
Performance of Charter Campbell

Worst monthly % drawdown past five years: (10.94)% (November 2001)
Worst monthly % drawdown since inception: (17.04)% (June 1986)
Worst month-end peak-to-valley drawdown past five years: (16.79)% (6 months, November 2001-April 2002)
Worst month-end peak-to-valley drawdown since inception: (38.88)% (8 months, April 1986-November 1986)
Cumulative return since inception: 857.14%

	Monthly Performance
Month	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	%	%	%	%	%	%	%	%	%	%	%
January	2.12	7.58	(1.10)	(1.49)	3.64	(5.27)	2.74	5.65	4.83	(4.96)	(5.09)
February	10.60	7.44	(2.38)	0.29	(0.88)	1.06	(3.25)	1.96	(6.21)	5.24	(7.15)
March	0.78	(5.76)	(1.94)	6.78	(2.60)	0.53	5.08	(2.98)	5.09	9.02	6.69
April	(7.06)	3.06	(4.49)	(8.56)	(2.26)	5.60	(6.38)	(4.53)	2.96	1.54	(2.13)
May	(0.84)	2.24	3.78	0.83	2.41	(3.97)	4.01	(2.37)	(2.24)	0.28	(3.12)
June	(3.44)	(1.27)	7.71	(2.10)	1.82	4.80	1.64	1.69	0.77	(1.51)	4.94
July	(0.89)	(4.93)	8.22	1.09	(2.11)	(0.44)	(4.13)	9.45	(0.37)	(4.67)	(4.72)
August	(1.37)	2.13	3.31	1.75	2.81	0.94	9.04	(6.36)	1.27	5.22	(4.19)
September	(1.80)	(1.69)	3.62	6.78	(3.72)	1.61	2.51	4.19	1.98	(4.06)	6.57
October		2.58	(5.17)	4.75	2.84	(4.67)	4.06	2.27	11.60	0.56	0.00
November		0.58	(1.74)	(10.94)	6.33	0.15	(1.10)	0.16	11.27	(0.82)	(7.42)
December		4.45	3.28	3.33	2.08	3.29	0.29	4.65	(5.61)	6.23	(5.47)
Compound Annual/ Period Rate of Return	(2.77)	16.57	12.69	0.82	10.30	3.00	14.34	13.39	26.39	11.50	(20.35)
	(9 months)
	Monthly Performance
Month	1993	1992	1991	1990	1989	1988	1987	1986	1985	1984	1983
	%	%	%	%	%	%	%	%	%	%
January	(1.20)	(6.08)	(8.62)	2.54	7.74	(0.07)	36.26	(5.94)	3.72	1.56
February	12.70	(4.11)	(2.23)	0.24	(3.85)	1.71	3.89	18.03	10.76	2.54
March	(6.64)	0.62	20.42	3.18	10.78	(2.74)	14.48	6.14	1.36	2.91
April	2.84	(3.28)	(2.57)	4.06	1.18	(6.46)	14.67	(7.76)	5.15	0.19	0.83
May	2.67	0.69	2.40	(12.60)	12.45	0.96	(4.02)	5.54	3.21	9.17	0.81
June	2.83	10.41	1.23	6.94	1.05	8.03	(2.74)	(17.04)	(2.33)	(4.81)	(3.30)
July	4.70	9.40	(8.51)	10.37	0.20	(1.19)	10.45	5.76	5.35	6.79	3.55
August	(5.31)	4.14	3.27	11.39	(1.62)	(0.76)	(0.54)	8.17	(4.19)	(0.93)	(1.17)
September	(5.34)	(2.56)	5.61	1.53	(5.30)	4.29	4.89	(16.97)	(11.13)	8.75	1.78
October	(6.63)	(5.17)	0.10	0.30	(7.34)	0.00	(12.99)	(10.13)	6.17	2.20	(3.76)
November	0.20	5.93	(2.62)	(2.14)	1.81	(0.93)	(0.27)	(11.34)	7.58	(2.51)	(1.71)
December	(0.40)	(2.36)	16.59	(1.27)	11.98	(0.72)	2.85	2.76	3.68	1.25	(2.54)
Compound Annual/ Period Rate of Return	(1.30)	6.09	23.22	24.77	30.11	1.44	78.40	(25.99)	31.11	29.51	(5.61)
											(9 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

SELECTED FINANCIAL DATA
AND SELECTED QUARTERLY FINANCIAL DATA

      The following updates and replaces the information contained on pages 35-38.

Charter Graham

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	For the Period from March 1, 1999 (commencement of operations) to December 31, 1999
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
REVENUES
Trading profit (loss):
Realized	(36,859,950)	17,730,625	36,375,835	26,923,850	9,678,296	4,638,274	839,458
Net change in unrealized	6,023,056	(17,368,878)	9,253,741	6,346,817	(2,549,392)	2,344,969	1,070,531

Total Trading Results	(30,836,894)	361,747	45,629,576	33,270,667	7,128,904	6,983,243	1,909,989
Interest income (Morgan Stanley DW)	2,505,571	1,308,415	1,799,417	1,164,347	1,250,516	1,242,395	444,815

Total	(28,331,323)	1,670,162	47,428,993	34,435,014	8,379,420	8,225,638	2,354,804

EXPENSES
Brokerage fees (Morgan Stanley DW)	15,800,402	8,383,693	11,874,342	4,751,864	2,476,549	1,517,906	723,042
Incentive fees	5,135,381	4,657,891	4,657,891	3,660,660	1,936,526	950,165	--
Management fees	5,056,129	2,534,513	3,651,522	1,395,472	707,585	433,688	206,583

Total	25,991,912	15,576,097	20,183,755	9,807,996	5,120,660	2,901,759	929,625

NET INCOME (LOSS)	(54,323,235)	(13,905,935)	27,245,238	24,627,018	3,258,760	5,323,879	1,425,179

NET INCOME (LOSS) ALLOCATION:
Limited Partners	(53,724,001)	(13,752,244)	26,947,948	24,356,676	3,223,806	5,265,407	1,408,675
General Partner	(599,234)	(153,691)	297,290	270,342	34,954	58,472	16,504
NET INCOME (LOSS) PER UNIT:
Limited Partners	(2.99)	(0.60)	3.04	5.07	1.22	2.26	0.29
General Partner	(2.99)	(0.60)	3.04	5.07	1.22	2.26	0.29
TOTAL ASSETS AT END OF PERIOD	381,601,323	201,004,300	275,757,181	117,617,443	48,611,167	30,380,410	21,028,305
TOTAL NET ASSETS AT END OF PERIOD	376,268,660	198,162,951	270,709,792	116,396,220	47,940,768	28,771,158	20,661,112
NET ASSET VALUE PER UNIT AT END OF PERIOD
Limited Partners	18.89	18.24	21.88	18.84	13.77	12.55	10.29
General Partner	18.89	18.24	21.88	18.84	13.77	12.55	10.29

Selected Quarterly Financial Data (Unaudited)

Quarter ended	Revenue/ (Net trading loss)	Net income (loss)	Net income (loss) per unit of limited partnership interest
2004
March 31	$35,933,690	$24,605,992	$1.89
June 30	(60,864,949)	(68,217,183)	(4.27)
September 30	(3,400,064)	(10,712,044)	(0.61)

Total	$(28,331,323)	$(54,323,235)	$(2.99)

2003
March 31	$13,703,187	$6,055,004	$1.20
June 30	6,009,634	2,287,809	0.38
September 30	(18,042,659)	(22,248,748)	(2.18)
December 31	45,758,831	41,151,173	3.64

Total	$47,428,993	$27,245,238	$3.04

2002
March 31	$(1,380,687)	$(2,505,649)	$(0.66)
June 30	7,280,505	6,117,271	1.34
September 30	27,120,824	21,786,535	4.72
December 31	1,414,372	(771,139)	(0.33)

Total	$34,435,014	$24,627,018	$5.07

Charter Millburn

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	For the Period from March 1, 1999 (commencement of operations) to December 31, 1999
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
REVENUES
Trading profit (loss):
Realized	(9,278,304)	6,089,659	1,603,313	8,189,036	1,548,568	76,367	(2,134,562)
Net change in unrealized	(1,250,208)	1,118,584	1,734,999	1,206,647	(3,536,111)	4,050,018	920,823

Total Trading Results	(10,528,512)	7,208,243	3,338,312	9,395,683	(1,987,543)	4,126,385	(1,213,739)
Interest income (Morgan Stanley DW)	489,329	494,587	629,921	603,947	1,143,337	1,404,756	559,942

Total	(10,039,183)	7,702,830	3,968,233	9,999,630	(844,206)	5,531,141	(653,797)

EXPENSES
Brokerage fees (Morgan Stanley DW)	2,941,710	2,683,494	3,658,103	2,355,852	2,168,012	1,699,726	912,182
Management fees	941,348	810,549	1,122,424	690,564	619,432	485,636	260,624
Incentive fees	--	476,219	476,219	99,341	--	--	103,350

Total	3,883,058	3,970,262	5,256,746	3,145,757	2,787,444	2,185,362	1,276,156

NET INCOME (LOSS)	(13,922,241)	3,732,568	(1,288,513)	6,853,873	(3,631,650)	3,345,779	(1,929,953)

Net Income (Loss) Allocation:
Limited Partners	(13,770,838)	3,690,885	(1,275,885)	6,779,217	(3,592,200)	3,310,250	(1,909,044)
General Partner	(151,403)	41,683	(12,628)	74,656	(39,450)	35,529	(20,909)
Net Income (Loss) Per Unit:
Limited Partners	(2.24)	0.89	(0.07)	1.95	(1.17)	1.12	(0.72)
General Partner	(2.24)	0.89	(0.07)	1.95	(1.17)	1.12	(0.72)
TOTAL ASSETS AT END OF PERIOD	52,867,845	65,686,615	66,898,633	44,834,563	30,701,006	30,595,019	23,708,029
TOTAL NET ASSETS AT END OF PERIOD	51,022,100	64,510,377	64,875,998	44,279,841	30,218,601	29,782,599	23,303,720
NET ASSET VALUE PER UNIT AT END OF PERIOD
Limited Partners	8.87	12.07	11.11	11.18	9.23	10.40	9.28
General Partner	8.87	12.07	11.11	11.18	9.23	10.40	9.28

Selected Quarterly Financial Data (Unaudited)

Quarter ended	Revenue/ (net trading loss)	Net income (loss)	Net income (loss) per unit of limited partnership interest
2004
March 31	$3,417,767	$1,998,517	$0.34
June 30	(10,848,459)	(12,204,309)	(1.96)
September 30	(2,608,491)	(3,716,449)	(0.62)

Total	$(10,039,183)	$(13,922,241)	$(2.24)

2003
March 31	$952,464	$(583,488)	$(0.07)
June 30	3,991,601	2,844,205	0.66
September 30	2,758,765	1,471,851	0.30
December 31	(3,734,597)	(5,021,081)	(0.96)

Total	$3,968,233	$(1,288,513)	$(0.07)

2002
March 31	$(79,004)	$(759,193)	$(0.24)
June 30	5,049,781	4,390,482	1.30
September 30	6,637,680	5,720,445	1.65
December 31	(1,608,827)	(2,497,861)	(0.76)

Total	$9,999,630	$6,853,873	$1.95

Charter MSFCM

Selected Financial Data

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	$	$	$	$	$	$	$
	(Unaudited)	(Unaudited)
REVENUES
Trading profit (loss):
Realized	(29,069,182)	465,445	(3,248,330)	12,083,168	5,807,007	5,655,002	(3,118,414)
Net change in unrealized	(2,705,039)	(3,999,822)	(655,041)	8,667,368	(4,973,466)	3,263,304	1,054,886
Proceeds from litigation settlement	2,880	--	--	292,406	--	--	--

Total Trading Results	(31,771,341)	(3,534,377)	(3,903,371)	21,042,942	833,541	8,918,306	(2,063,528)
Interest income (Morgan Stanley DW)	1,515,552	972,778	1,305,055	937,878	1,431,775	1,611,060	1,492,539

Total	(30,255,789)	(2,561,599)	(2,598,316)	21,980,820	2,265,316	10,529,366	(570,989)

EXPENSES
Brokerage fees (Morgan Stanley DW)	8,916,938	6,489,015	8,960,530	3,858,279	2,759,119	1,821,573	2,089,386
Management fees (Morgan Stanley Futures & Currency Management)	2,853,422	1,961,579	2,752,466	1,132,395	788,319	982,932	1,194,754
Incentive fees (Morgan Stanley Futures & Currency Management)	--	2,010,766	2,010,766	2,582,720	148,065	205,168	--
Transaction fees and costs	--	--	--	--	--	83,748	134,354
Administrative expenses	--	--	--	--	--	66,000	72,000

Total	11,770,360	10,461,360	13,723,762	7,573,394	3,695,503	3,159,421	3,490,494

NET INCOME (LOSS)	(42,026,149)	(13,022,959)	(16,322,078)	14,407,426	(1,430,187)	7,369,945	(4,061,483)

Net Income (Loss) Allocation:
Limited Partners	(41,564,990)	(12,880,529)	(16,143,139)	14,239,699	(1,410,776)	7,257,147	(4,013,384)
General Partner	(461,159)	(142,430)	(178,939)	167,727	(19,411)	112,798	(48,099)
Net Income (Loss) Per Unit:
Limited Partners	(4.00)	(0.61)	(1.12)	4.92	(0.58)	3.36	(1.43)
General Partner	(4.00)	(0.61)	(1.12)	4.92	(0.58)	3.36	(1.43)
TOTAL ASSETS AT END OF PERIOD	191,414,487	159,819,553	177,409,349	85,210,614	43,514,194	38,755,372	36,874,230
TOTAL NET ASSETS AT END OF PERIOD	187,731,553	157,685,077	173,474,540	84,378,733	42,399,948	37,382,311	36,185,214
NET ASSET VALUE PER UNIT AT END OF PERIOD
Limited Partners	16.72	21.23	20,72	21.84	16.92	17.50	14.14
General Partner	16.72	21.23	20.72	21.84	16.92	17.50	14.14

Selected Quarterly Financial Data (Unaudited)

Quarter ended	Revenue/ (net trading loss)	Net income (loss)	Net income (loss) per unit of limited partnership interest
2004
March 31	$6,385,669	$2,496,608	$0.33
June 30	(40,020,650)	(44,163,397)	(4.29)
September 30	3,379,192	(359,360)	(0.04)

Total	$(30,255,789)	$(42,026,149)	$(4.00)

2003
March 31	$14,806,178	$10,540,655	$2.97
June 30	(7,719,837)	(10,693,260)	(1.75)
September 30	(9,647,940)	(12,870,354)	(1.83)
December 31	(36,717)	(3,299,119)	(0.51)

Total	$(2,598,316)	$(16,322,078)	$(1.12)

2002
March 31	$658,286	$(316,154)	$(0.12)
June 30	11,502,547	9,340,183	3.38
September 30	9,241,955	6,418,619	2.16
December 31	578,032	(1,035,222)	(0.50)

Total	$21,980,820	$14,407,426	$4.92

Charter Campbell

Selected Financial Data

	For the Nine Months Ended September 30, 2004,
	2004	2003	For the Year ended December 31, 2003	For the Period from October 1, 2002 (commencement of Operations) to December 31, 2002
	$ (Unaudited)	$ (Unaudited)	$	$
REVENUES
Trading profit (loss):
Realized	2,276,947	2,271,578	8,138,778	(424,353)
Net change in unrealized	27,861	1,431,331	4,715,846	496,687

Total Trading Results	2,304,808	3,702,909	12,854,624	72,334
Interest income (Morgan Stanley DW)	1,379,960	336,106	522,737	35,475

Total	3,684,768	4,039,015	13,377,361	107,809

EXPENSES
Brokerage fees (Morgan Stanley DW)	8,289,961	2,396,856	3,807,406	201,253
Incentive fees	4,265,659	623,449	632,951	--
Management fees	3,514,942	988,883	1,586,956	81,992

Total	16,070,562	4,009,188	6,027,313	283,245

NET INCOME (LOSS)	(12,385,794)	29,827	7,350,048	(175,436)

Net Income (Loss) Allocation:
Limited Partners	(12,250,787)	28,243	7,267,734	(173,159)
General Partner	(135,007)	1,584	82,314	(2,277)
Net Income (Loss) Per Unit:
Limited Partners	(0.28)	0.73	1.56	(0.42)
General Partner	(0.28)	0.73	1.56	(0.42)
TOTAL ASSETS AT END OF PERIOD	229,873,180	83,499,481	112,887,667	19,743,654
TOTAL NET ASSETS AT END OF PERIOD.	226,979,622	82,689,386	111,328,198	19,602,443
NET ASSET VALUE PER UNIT AT END OF PERIOD
Limited Partners	10.86	10.31	11.14	9.58
General Partner	10.86	10.31	11.14	9.58

Selected Quarterly Financial Data (Unaudited)

Quarter ended	Revenue/ (net trading loss)	Net income (loss)	Net income (loss) per unit of limited partnership interest
2004
March 31	$24,514,628	$17,343,278	$1.59
June 30	(16,865,882)	(21,004,169)	(1.41)
September 30	(3,963,978)	(8,724,903)	(0.46)

Total	$3,684,768	$(12,385,794)	$(0.28)

2003
March 31	2,545,855	1,269,308	0.81
June 30	2,760,196	1,596,059	0.40
September 30	(1,267,036)	(2,835,540)	(0.48)
December 31	9,338,346	7,320,221	0.83

Total	$13,377,361	$7,350,048	$1.56

2002
December 31	$107,809	$(175,436)	$(0.42)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

      The following updates, for the six months ended September 30, 2004 and 2003, and supplements the information for each partnership except Charter Campbell under the sub-caption “-- Results of Operations” on pages 39-45.

Charter Graham

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Graham posted a decrease in net asset value per unit. The most significant trading losses of approximately 8.3% were experienced in the currency markets from positions in the Japanese yen versus the U.S. dollar and the euro, primarily in the first and second quarters. Losses were incurred from both long and short positions in the Japanese yen as the value of the yen experienced short-term price volatility due to conflicting economic data regarding a Japanese economic recovery, uncertainty regarding currency market intervention by the Bank of Japan, geopolitical concerns stemming from terror warnings and instability in Iraq, and speculation regarding the direction of U.S. and Japanese interest rates. Elsewhere in the currency markets, losses were incurred from positions in the euro, South African rand, and British pound relative to the U.S. dollar as these currencies moved without consistent direction throughout a majority of the year. In the third quarter, however, volatility in the Australian dollar was responsible for losses in the euro/Australian dollar crossrate position as the value of the Australian dollar experienced significant “whipsawing” due to volatility in gold prices, geopolitical concerns regarding terror warnings in the Pacific Rim, and the decision by the Reserve Bank of Australia to raise interest rates. Finally, losses were incurred, primarily during July, from long positions in the Swiss franc against the U.S. dollar as the value of the franc reversed lower. Additional losses of approximately 5.6% were generated in the global stock index futures markets, during March, May, July, August, and September, from positions in European and U.S. equity index futures as prices moved without consistent direction due to conflicting economic data, volatility in energy prices, and significant geopolitical concerns. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 4.6% in the energy markets. During February, April, May, July, and September, long positions in crude oil profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 1.8% were experienced in the agricultural markets during January, March, and June from long positions in corn futures as prices increased on news of strong demand from Asia. Further gains were experienced during July and August from short positions in corn futures as prices weakened due to ideal weather conditions in the growing regions of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weaker export demand. Elsewhere in the agricultural complex, gains were recorded from short positions in cotton futures, primarily during March, April, June, and July, as prices trended lower amid rising supplies and news of a consistent decline in demand from China. Smaller gains of approximately 1.1% were generated in the metals markets, primarily during the first quarter, from long futures positions in copper and aluminum as industrial metals prices trended higher in response to greater demand from Asia driven by a declining U.S. dollar.

      Charter Graham recorded losses net of interest income totaling $28,331,323 and expenses totaling $25,991,912, resulting in a net loss of $54,323,235 for the nine months ended September 30, 2004 . The partnership’s net asset value per unit decreased from $21.88 at December 31, 2003 to $18.89 at September 30, 2004.

For the Nine Months Ended September 30, 2003.

      For the nine months ended September 30, 2003, Charter Graham posted a decrease in net asset value per unit. The most significant trading losses of approximately 3.8% were experienced in the global interest rate markets primarily during the third quarter from positions in U.S. and European interest rate futures as prices first declined during July amid rising interest rates and a rally in global equities and then reversed higher during August and September as renewed fears for an unsustainable economic recovery resurfaced. Losses of approximately 2.5% in the metals markets were incurred from long positions in aluminum, copper, and zinc as prices fell during March, June and August amid muted industrial demand, easing supply concerns and heavy technically-based selling. Additional losses of approximately 1.6% in the agricultural markets resulted from short positions in wheat and corn futures during early May as prices moved higher amid concerns over weather related crop damage in the U.S. midwest. A portion of the partnership’s overall losses for the first nine months was offset by gains of approximately 7.0% in the currency markets resulting from long positions in the Canadian dollar, South African rand and Australian dollar versus the U.S dollar, as the value of these currencies increased amid rising gold prices early in the year, as well as interest rate differentials between the respective countries and the U.S. During May, long positions in the euro versus the British pound provided further gains as the value of the euro trended higher following the decision by the European Central Bank to leave interest rates unchanged. Additional gains of approximately 5.2% were established in the global stock index markets during July and August from long positions in Asian stock index futures as prices trended higher in response to heavy investor demand triggered by record low Japanese government bond yields, robust Japanese economic data, and strength in the U.S. equity markets. Long positions in U.S. stock index futures provided smaller gains during July as prices were buoyed by a rise in investor sentiment regarding a U.S. economic recovery. Gains of approximately 3.7% in the energy markets were experienced from long positions in natural gas futures as prices trended higher during January and February due to prolonged frigid temperatures in the northeastern and midwestern United States. Additional gains resulted from long positions in crude oil futures as prices rallied during the first two months of the year amid the looming threat of military action against Iraq and then shot even higher in August after signs of a global economic recovery spurred increased demand.

      Charter Graham recorded revenues including interest income totaling $1,670,162 and expenses totaling $15,576,097, resulting in a net loss of $13,905,935 for the nine months ended September 30, 2003. The partnership’s net asset value per unit decreased from $18.84 at December 31, 2002 to $18.24 at September 30, 2003.

Charter Millburn

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Millburn posted a decrease in net asset value per unit. In the currency markets, losses of approximately 16.5% were experienced from positions in the Japanese yen versus the U.S. dollar. These losses were experienced throughout the year from both long and short positions in the yen relative to the U.S. dollar and the euro as the value of the yen experienced significant short-term price volatility due to conflicting economic data regarding a Japanese economic recovery, uncertainty regarding a currency market intervention by the Bank of Japan, geopolitical concerns stemming from terror warnings and instability in Iraq, and speculation regarding the direction of U.S. and Japanese interest rates. Losses were also recorded from positions in the Singapore dollar against the U.S. dollar, primarily during the first and second quarters, as the value of the Singapore dollar experienced significant “whipsawing” in tandem with the Japanese yen. Elsewhere in the currency markets, losses were experienced in the Korean won against the U.S. dollar as the value of the won also moved without consistent direction throughout the first and second quarters. Smaller losses were recorded from positions in euro and Czech koruna versus the U.S. dollar, primarily during the first quarter, as well as in July and August, as the value of these currencies also moved in a trendless pattern due to conflicting economic data and volatility in oil prices. Within the global stock index markets, losses of approximately 3.6% were incurred during April, May, and July from long positions in European equity index futures as prices drifted lower amid the continuing difficulties in Iraq, fears of global terrorism, and concerns of higher interest rates. Additional losses were recorded during April and July from long positions in U.S. equity index futures as prices declined for the aforementioned reasons. Smaller losses of approximately 0.9% were experienced in the metals markets, primarily during April, from long futures positions in gold as precious metals prices weakened due to the strength in the U.S. dollar. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 3.5% in the energy markets. During February, April, May, July, and September, long positions in unleaded gasoline, gas oil, and crude oil futures profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 0.7% were generated in the agricultural markets during March from long positions in corn futures as prices increased on news of strong demand from Asia. Further gains were experienced during July and August from short positions in corn futures as prices weakened due to ideal weather conditions in the growing regions of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weaker export demand. Smaller gains of approximately 0.3% were recorded in the global interest rate futures markets primarily during February and March, from long positions in U.S. interest rate futures as prices trended higher on speculation about U.S. interest rate policy, uncertainty in global equity markets, and safe-haven buying following a major terrorist attack in Madrid.

      Charter Millburn recorded revenues including interest income totaling $10,039,183 and expenses totaling $3,883,058, resulting in a net loss of $13,922,241 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $11.11 at December 31, 2003 to $8.87 at September 30, 2004.

For the Nine Months Ended September 30, 2003

      For the nine months ended September 30, 2003, Charter Millburn posted a net increase in net asset value per unit. The most significant trading gains of approximately 8.5% in the global interest rate markets were produced from long positions in German and U.S. interest rate futures as prices moved higher during February as investors continued to seek the security of fixed income investments in response to prolonged uncertainty in global equity markets. During May, long positions in European, U.S., and Japanese interest rate futures recorded gains as prices trended higher amid speculation of an interest rate cut by the Federal Reserve and lingering doubts concerning a global economic recovery. Short positions in European and U.S. interest rate futures yielded gains during July as prices declined amid the release of positive U.S. economic data and fears of increased inflation risks. Additional gains of approximately 3.0% in the global stock index markets were supplied by long positions in Asian stock index futures as prices strengthened during July and August in response to improved investor sentiment regarding the global equity markets and robust Japanese economic data. Gains of approximately 1.7% in the energy markets resulted from long positions in natural gas futures as prices jumped sharply higher during February amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. In the currency markets, gains of approximately 1.4% were recorded from long positions in the euro versus the U.S. dollar during January as the euro’s value climbed higher amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data. During May, the value of the euro continued to trend higher relative to most currencies following the decision by the European Central Bank to leave interest rates unchanged. Long positions in the South African rand and the Australian dollar versus the U.S. dollar also profited as the value of these currencies strengthened during April amid significant interest rate differentials and strength in commodity prices. A portion of the partnership’s overall gains for the first nine months of the year was offset by losses of approximately 1.9% in the agricultural markets from positions in corn futures as prices moved without consistent direction during January, April, May, August, and September amid weather-related concerns throughout the U.S. midwest.

      Charter Millburn recorded revenues including interest income totaling $7,702,830 and expenses totaling $3,970,262, resulting in net income of $3,732,568 for the nine months ended September 30, 2003. The partnership’s net asset value per unit increased from $11.18 at December 31, 2002, to $12.07 at September 30, 2003.

Charter MSFCM

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter MSFCM posted a decrease in net asset value per unit. The most significant trading losses of approximately 18.8% were recorded in the currency markets from positions in the Japanese yen versus the U.S. dollar. These losses were experienced primarily during the first and second quarters from both long and short positions in the yen relative to the U.S. dollar as the value of the yen experienced significant short-term price volatility. Conflicting economic data regarding a Japanese economic recovery, uncertainty regarding currency market intervention by the Bank of Japan, geopolitical concerns stemming from instability in Iraq, and uncertainty regarding the direction of U.S. and Japanese interest rates contributed to the yen’s trendless movement. Losses were also recorded from positions in the Singapore dollar against the U.S. dollar as the value of the Singapore dollar experienced significant “whipsawing” during the first and second quarters in tandem with the Japanese yen. The price volatility in the Japanese yen also resulted in losses from crossrate positions in the euro versus the Japanese yen for the aforementioned reasons. In the third quarter, volatility in the euro was responsible for losses in euro/Japanese yen crossrate positions as the value of the euro moved in a trendless pattern throughout the quarter due to higher energy prices and uncertainty about the direction of the “euro-zone” economy. Additional losses of approximately 2.4% were incurred in the metals markets, primarily during April, from long futures positions in gold as precious metals prices weakened due to the strength in the U.S. dollar. Elsewhere in the metals markets, losses were recorded primarily during September from short positions in nickel futures as base metals prices increased on continued demand from China and reports of lower-than-expected inventories. Smaller losses of approximately 0.7% were recorded in the global stock index futures markets during March and May from long positions in S&P 500 Index futures as equity prices decreased on geopolitical concerns. During July and August, short positions in S&P 500 Index futures resulted in further losses as prices temporarily bounced higher due to better-than-expected U.S. economic data. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 4.8% in the energy markets. During February, May, July, and September, long positions in crude oil profited as prices trended higher due to consistent news of tight supply, continuing geopolitical concerns in the Middle East, concerns that top Russian oil producer, Yukos, may break up or stop selling oil, major disruptions in oil production in the Gulf of Mexico due to Hurricane Ivan, and growing civil unrest in Nigeria. Additional gains of approximately 3.4% were recorded in the global interest rate futures markets from long positions in European interest rate futures during February, March, August, and September as prices rallied on uncertainty in the global equity markets, disappointing economic data, “safe-haven” buying amid major geopolitical concerns and a surge in oil prices.

      Charter MSFCM recorded losses net of interest income totaling $30,255,789 and expenses totaling $11,770,360, resulting in a net loss of $42,026,149 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $20.72 at December 31, 2003 to $16.72 at September 30, 2004.

For the Nine Months Ended September 30, 2003.

      For the nine months ended September 30, 2003, Charter MSFCM posted a decrease in net asset value per unit. The most significant trading losses of approximately 5.6% were incurred in the metals markets during May and June from short positions in aluminum and copper futures as prices reversed higher, buoyed by a rebound in U.S. equity prices and hopes for increased industrial demand. During August, long futures positions in aluminum and copper experienced losses as prices were weighed down by heavy technically-based selling and expectations for increased output during the year 2004. Losses of approximately 1.7% were recorded in the global interest rate markets from short positions in Japanese, Australian, and European interest rate futures during September as bond prices reversed higher due to renewed skepticism regarding a global economic recovery and lower equity prices. Further losses in this sector stemmed from long positions in Australian interest rate futures during March as prices reversed sharply lower amid reports of advancing Coalition forces in the Persian Gulf region. A portion of the partnership’s losses during the first nine months of the year was offset by gains of approximately 9.4% in the energy markets from long positions in natural gas futures as prices trended higher during January and February in response to prolonged frigid temperatures in the northeastern and midwestern United States. Additional gains in the energy markets were recorded during the same time period from long positions in crude oil futures as prices increased amid the looming threat of military action against Iraq and an overall decline in inventories. During July, short positions in natural gas futures yielded gains as prices declined amid increased reserves and mild summer weather conditions. Additional gains of approximately 5.3% in the currency markets were produced from long positions in the euro versus the British pound during January as the value of the pound decreased due to weak economic data out of the U.K. and an interest rate cut by the Bank of England. Additional currency gains were recorded from long positions in the Australian dollar versus the U.S. dollar during January, February, April, and May as the value of the Australian currency increased on the heels of higher commodity prices and a significant interest rate differential between the two countries. During May, gains resulted from long positions in the euro versus the Japanese yen as the value of the euro continued to trend higher following the European Central Bank’s decision to leave interest rates unchanged.

      Charter MSFCM recorded losses net of interest income totaling $2,561,599 and expenses totaling $10,461,360, resulting in a net loss of $13,022,959 for the nine months ended September 30, 2003. The partnership’s net asset value per unit decreased from $21.84 at December 31, 2002 to $21.23 at September 30, 2003.

Charter Campbell

For the Nine Months Ended September 30, 2004.

      For the nine months ended September 30, 2004, Charter Campbell posted a decrease in net asset value per unit. The most significant trading losses of approximately 4.0% were incurred in the global stock index markets, primarily during March, from long European stock index futures positions as equity prices dropped on terror attacks in Madrid, worse-than-expected German industrial production, and weak business confidence data. Further losses were recorded during July from long positions in European and U.S. equity index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data, surging energy prices, and government warnings concerning potential terrorist attacks. Later in the month, losses were recorded from newly established short positions as U.S. equity prices reversed higher due to a better-than-expected consumer confidence report and the release of strong earnings in Great Britain, France, and Germany. During September, losses continued from long positions in European equity index futures as rising energy prices, conflicting economic data, and weak corporate earnings data pulled prices lower. Further losses were experienced in September from short positions in Nasdaq-100 Index futures in the first half of the month as prices drifted higher after better-than-expected earnings. A portion of the partnership’s overall losses for the first nine months of the year was offset by gains of approximately 8.8%, generated in the global interest rate markets, primarily during February, March, and August from long positions in European and U.S. interest rate futures as prices moved higher on speculation about European and U.S. interest rate policy, uncertainty in global equity markets, and safe-haven buying following major geopolitical concerns. Additional gains of approximately 1.9% were recorded in the energy markets, primarily during February, April, and May, from long futures positions in crude oil and its related products as prices trended higher amid fears of potential terrorist attacks against Saudi Arabian oil facilities and disruptions in Iraqi oil production, falling inventory levels, and uncertainty regarding production levels from OPEC. Smaller gains of approximately 1.0% were experienced in the currency markets during January, February, and September from long positions in the New Zealand and Canadian dollar versus the U.S. dollar as the value of these “commodity currencies” strengthened due to higher gold prices and interest rate hikes by the Reserve Bank of New Zealand and the Bank of Canada. Smaller gains were recorded from long positions in the British pound versus the U.S. dollar, primarily during January and February, as the pound increased sharply versus the dollar due to U.S. current-account deficits, concerns for potential terrorist attacks, and looming expectations for a further increase of U.K. interest rates by the Bank of England.

      Charter Campbell recorded revenues including interest income totaling $3,684,768 and expenses totaling $16,070,562, resulting in a net loss of $12,385,784 for the nine months ended September 30, 2004. The partnership’s net asset value per unit decreased from $11.14 at December 31, 2003 to $10.86 at September 30, 2004.

      For the Nine Months Ended September 30, 2003.

      For the nine months ended September 30, 2003, Charter Campbell posted an increase in net aset value per unit. The most significant trading gains of approximately 14.6% recorded in the currency markets from long positions in the euro as its value strengthened versus the U.S. dollar during January amid renewed fears of a military conflict with Iraq, increased tensions with North Korea, and weak U.S. economic data. Additional gains were provided by short positions in the British pound versus the U.S. dollar as the value of the pound decreased during February due to weak economic data out of the U.K. and an interest rate cut by the Bank of England. Additional gains during February and April were recorded from long positions in the Canadian and Australian dollar versus the U.S. dollar as the value of these currencies increased on the heels of higher commodity prices and significant interest rate differentials between the respective countries and the U.S. During September, profits were recorded from long positions in the Japanese yen versus the U.S. dollar as the yen’s value was buoyed by the Bank of Japan’s comments regarding its passive currency intervention policy and perceptions that the Japanese economic crisis was finally at a turning point. Long positions in the British pound, Australian dollar, and euro versus the U.S. dollar provided additional gains during September as the value of the U.S. dollar declined in the wake of lower U.S. and European equity prices. Additional gains of approximately 1.7% in the energy markets were provided by long positions in natural gas futures as prices rallied during January and February due to prolonged frigid temperatures in the northeastern and midwestern United States. In the global stock index markets, long positions in Asian stock index futures recorded gains of approximately 1.4% during July and August as prices jumped higher in response to increased investor demand triggered by record low Japanese government bond yields, robust Japanese economic data, and gains in U.S. equity markets. Long positions in U.S. stock index futures also experienced gains during July as prices were buoyed by a rise in investor sentiment. A portion of the partnership’s overall gains for the first nine months of the year was offset by losses of approximately 0.6% incurred by long gold futures positions during February, March, and June as prices declined in response to the rise of the U.S. dollar.

      Charter Campbell recorded revenues including interest income totaling $4,039,015 and expenses totaling $4,009,188, resulting in net income of $29,827 for the nine months ended September 30, 2004. The partnership’s net aset value per unit increased from $9.58 at December 31, 2002 to $10.31 at September 30, 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

      The following updates and supplements the information for each partnership under the sub-caption “-- Each Partnership’s Value at Risk in Different Market Sectors” on pages 48-50.

      The following tables indicate the VaR associated with each partnership’s open positions, as a percentage of total net assets as of September 30, 2004 and 2003.

Charter Graham:

      As of September 30, 2004 and 2003, Charter Graham’s total capitalization was approximately $376 million and $198 million, respectively.

	September 30, Value at Risk
Market Category	2004	2003
	%	%
Currency	(0.81)	(1.94)
Interest Rate	(5.72)	(0.33)
Equity	(0.58)	(2.12)
Commodity	(1.10)	(1.44)
Aggregate Value at Risk	(5.80)	(3.61)

Charter Millburn:

      As of September 30, 2004 and 2003, Charter Millburn’s total capitalization was approximately $51 million and $65 million, respectively.

	September 30, Value at Risk
Market Category	2004	2003
	%	%
Currency	(0.98)	(2.44)
Interest Rate	(2.02)	(0.78)
Equity	(0.21)	(0.76)
Commodity	(0.77)	(0.98)
Aggregate Value at Risk	(2.70)	(2.77)

Charter MSFCM:

      As of September 30, 2004 and 2003, Charter MSFCM’s total capitalization was approximately $188 million and $158 million, respectively.

	September 30, Value at Risk
Market Category	2004	2003
	%	%
Currency	(1.11)	(1.98)
Interest Rate	(1.94)	(0.09)
Equity	--	--
Commodity	(2.73)	(1.98)
Aggregate Value at Risk	(4.38)	(2.80)

Charter Campbell:

      As of September 30, 2004 and 2003, Charter Campbell’s total capitalization was approximately $227 million and $83 million, respectively.

	September 30, Value at Risk
Market Category	2004	2003
	%	%
Currency	(1.29)	(1.61)
Interest Rate	(2.25)	(0.22)
Commodity	(0.10)	(0.73)
Equity	(0.52)	(1.12)
Aggregate Value at Risk	(2.27)	(2.10)

      The VaR for a market category represents the one-day downside risk for the aggregate exposure associated with this market category. The Aggregate Value at Risk listed above for each partnership, represents the VaR of a partnership’s open positions across all the market categories and is less than the sum of the VaRs for all such market categories due to the diversification benefit across asset classes.

      Because the only business of each partnership is the speculative trading of futures, forwards, and options, the composition of a partnership’s trading portfolio can change significantly over any given time period, or even within a single trading day. Any changes in open positions could positively or negatively materially impact market risk as measured by VaR.

      The tables below supplement the September 30, 2004 VaR set forth above by presenting each partnership’s high, low, and average VaR as a percentage of total net assets for the four quarterly reporting periods from October 1, 2003 through September 30, 2004.

Charter Graham

Market Category	High	Low	Average
	%	%	%
Currency	(2.06)	(0.23)	(0.95)
Interest Rate	(5.72)	(0.56)	(2.68)
Equity	(3.12)	(0.58)	(1.37)
Commodity	(1.14)	(0.34)	(0.83)
Aggregate Value at Risk	(5.80)	(1.92)	(3.53)

Charter Millburn

Market Category	High	Low	Average
	%	%	%
Currency	(2.74)	(0.98)	(1.74)
Interest Rate	(2.16)	(0.96)	(1.68)
Equity	(1.14)	(0.21)	(0.76)
Commodity	(1.30)	(0.32)	(0.92)
Aggregate Value at Risk	(3.55)	(2.05)	(2.83)

Charter MSFCM

Market Category	High	Low	Average
	%	%	%
Currency	(2.71)	(1.11)	(1.86)
Interest Rate	(2.27)	(0.84)	(1.80)
Equity	(0.64)	--	(0.20)
Commodity	(4.46)	(0.42)	(2.40)
Aggregate Value at Risk	(5.78)	(2.61)	(4.04)

Charter Campbell

Market Category	High	Low	Average
	%	%	%
Currency	(1.75)	(0.92)	(1.22)
Interest Rate	(2.25)	(0.54)	(1.68)
Equity	(1.23)	(0.23)	(0.63)
Commodity	(0.58)	(0.10)	(0.32)
Aggregate Value at Risk	(2.78)	(1.19)	(2.07)

      The following updates and supplements the information for each partnership under the sub-caption “-- Qualitative Disclosures Regarding Primary Trading Risk Exposures” on pages 51-55.

      Charter Graham

      The following were the primary trading risk exposures of Charter Graham at September 30, 2004, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Interest Rate. The primary market exposure of Charter Graham at September 30, 2004 was to the global interest rate sector. Exposure was primarily spread across the U.S., European, and Japanese interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. However, the partnership also takes futures positions in the government debt of smaller nations e.g., Australia. The general partner anticipates that the G-7 countries and Australian interest rates will remain the primary interest rate exposure of the Partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

      Currency. The second largest market exposure of Charter Graham at September 30, 2004 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a large number of currencies, including cross-rates i.e., positions between two currencies other than the U.S. dollar. At September 30, 2004, the partnership’s major exposures were to the euro, Australian dollar, Canadian dollar, Japanese yen, and British pound currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Equity. The third largest market exposure of Charter Graham at September 30, 2004 was to the global stock index sector, primarily to equity price risk in the G-7 countries. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2004, the partnership’s primary exposures were to the CAC 40 (France) and DAX (Germany) stock indices. The partnership is exposed to the risk of adverse price trends or static markets in the U.S., European, and Japanese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

Commodity

      Energy. At September 30, 2004, Charter Graham’s energy exposure was primarily to futures contracts in crude oil and its related products, and natural gas. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

      Metals. Charter Graham’s metals exposure at September 30, 2004 was to fluctuations in the price of base metals, such as aluminum and copper. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes its trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Soft Commodities and Agriculturals. At September 30, 2004, Charter Graham had exposure to the markets that comprise these sectors. Most of the exposure was to the wheat and corn markets. Supply and demand inequalities, severe weather disruptions, and market expectations affect price movements in these markets.

Charter Millburn

      The following were the primary trading risk exposures of Charter Millburn at September 30, 2004, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Interest Rate. The primary market exposure of Charter Millburn at September 30, 2004 was to the global interest rate sector. Exposure was primarily spread across the Japanese, European, and U S. interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The general partner anticipates that the G-7 countries interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium or long-term interest rates may have an effect on the partnership.

      Currency. The second largest market exposure of Charter Millburn at September 30, 2004 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a large number of currencies, including cross-rates -- i.e., positions between two currencies other than the U.S. dollar. At September 30, 2004, the partnership’s major exposures were to the euro, Canadian dollar, Japanese yen, Norwegian krone, and British pound currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Equity. The third largest market exposure of Charter Millburn at September 30, 2004 was to the global stock index sector, primarily to equity price risk in the G-7 countries. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2004, the partnership’s primary exposures were to the Hang Seng (China), S&P 500 (U.S.), and NASDAQ (U.S.) stock indices. The partnership is primarily exposed to the risk of adverse price trends or static markets in the U.S., European, and Japanese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

Commodity

      Energy. At September 30, 2004, Charter Millburn’s energy exposure was shared primarily by futures contracts in crude oil and its related products, and natural gas. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in prices resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

      Metals. Charter Millburn’s metals exposure at September 30, 2004 was to fluctuations in the price of precious metals, such as gold, and base metals, such as copper. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes its trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Soft Commodities and Agriculturals. At September 30, 2004, Charter Millburn had exposure to the markets that comprise these sectors. Most of the exposure was to the corn and cotton markets. Supply and demand inequalities, severe weather disruptions, and market expectations affect price movements in these markets.

      Charter MSFCM

      The following were the primary trading risk exposures of Charter MSFCM at September 30, 2004, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Interest Rate. The primary market exposure of Charter MSFCM at September 30, 2004 was to the global interest rate futures sector. Exposure was primarily spread across the European, Japanese, and U.S. interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s primary interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. However, the partnership also takes futures positions in the government debt of smaller countries e.g., Australia. The general partner anticipates that the G-7 countries and Australian interest rates will remain the primary interest rate exposures of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium or long-term interest rates may have an effect on the partnership.

      Currency. The second largest market exposure of Charter MSFCM at September 30, 2004 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. The partnership trades a number of currencies, including cross-rates -- i.e., positions between two currencies other than the U.S. dollar. At September 30, 2004, the partnership’s major exposures were to the euro, Japanese yen, and British pound currency crosses, as well as to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

Commodity

      Energy. Charter MSFCM’s energy exposure at September 30, 2004 was shared primarily by futures contracts in crude oil and natural gas. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in price resulting from weather patterns and supply and demand factors and will likely continue in this choppy pattern.

      Metals. Charter MSFCM’s metals exposure at September 30, 2004 was to fluctuations in the price of precious metals, such as gold, and base metals, such as copper, aluminum, zinc, and nickel. Economic forces, supply and demand inequalities, geopolitical factors, and market expectations influence price movements in these markets. The trading advisor utilizes its trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      Charter Campbell

      The following were the primary trading risk exposures of Charter Campbell at September 30, 2004, by market sector. It may be anticipated, however, that these market exposures will vary materially over time.

      Interest Rate. The primary market exposure of Charter Campbell at September 30, 2004 was to the global interest rate sector. Exposure was primarily spread across the European, U.S. and Japanese interest rate sectors. Interest rate movements directly affect the price of the sovereign bond futures positions held by the partnership and indirectly affect the value of its stock index and currency positions. Interest rate movements in one country, as well as relative interest rate movements between countries, materially impact the partnership’s profitability. The partnership’s interest rate exposure is generally to interest rate fluctuations in the U.S. and the other G-7 countries. The G-7 countries consist of France, the U.S., Britain, Germany, Japan, Italy, and Canada. The general partner anticipates that the G-7 countries interest rates will remain the primary interest rate exposure of the partnership for the foreseeable future. The speculative futures positions held by the partnership may range from short to long-term instruments. Consequently, changes in short, medium, or long-term interest rates may have an effect on the partnership.

      Currency. The second largest market exposure of Charter Campbell at September 30, 2004 was to the currency sector. The partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. Interest rate changes, as well as political and general economic conditions influence these fluctuations. At September 30, 2004, the partnership’s major exposure was to outright U.S. dollar positions. Outright positions consist of the U.S. dollar vs. other currencies. These other currencies include major and minor currencies. The general partner does not anticipate that the risk associated with the partnership’s currency trades will change significantly in the future.

      Equity. The third largest market exposure of Charter Campbell at September 30, 2004, was to the global stock index sector, primarily to equity price risk in the G-7 countries. The stock index futures traded by the partnership are by law limited to futures on broadly-based indices. At September 30, 2004, the partnership’s primary exposures were to the Euro Stoxx 50 (Europe), DAX (Germany), Hang Seng (China), and S&P 500 (U.S.) stock indices. The partnership is exposed to the risk of adverse price trends or static markets in the U.S., European, and Japanese stock indices. Static markets would not cause major market changes, but would make it difficult for the partnership to avoid trendless price movements, resulting in numerous small losses.

Commodity

      Energy. At September 30, 2004, Charter Campbell’s energy exposure was primarily to futures contracts in unleaded gas and natural gas. Price movements in these markets result from geopolitical developments, particularly in the Middle East, as well as weather patterns and other economic fundamentals. Significant profits and losses, which have been experienced in the past, are expected to continue to be experienced in the future. Natural gas has exhibited volatility in prices resulting from weather pattern and supply and demand factors and will likely continue in this choppy pattern.

      Metals. Charter Campbell’s metals exposure at September 30, 2004 was to fluctuations in the price of base metals, such as copper, nickel, and zinc. Economic forces, supply and demand inequalities, geopolitical factors and market expectations influence price movements in these markets. The trading advisor utilizes its trading system(s) to take positions when market opportunities develop, and the general partner anticipates that the partnership will continue to do so.

      The following updates and supplements the information for each partnership under the sub-caption “-- Qualitative Disclosures Regarding Non-Trading Risk Exposure” on page 56.

      The following was the only non-trading risk exposure of each partnership at September 30, 2004:

      Foreign Currency Balances. Each partnership’s primary foreign currency balances were in:

Charter Graham	Charter Millburn	Charter MSFCM	Charter Campbell
British pounds Euros Japanese yen	British pounds Euros Hong Kong dollars	Australian dollar Japanese yen	Euros Hong Kong dollars

THE GENERAL PARTNER

      The following updates and replaces the second paragraph under the caption “The General Partner” on page 56.

      The general partner is or has been the general partner and commodity pool operator for 38 commodity pools, including seven other commodity pools which are exempt from certain disclosure requirements pursuant to CFTC Rule 4.7. As of September 30, 2004, the general partner had approximately $3.3 billion in aggregate net assets under management, making it one of the largest operators of commodity pools in the U.S. As of September 30, 2004, there were approximately 99,500 investors in the commodity pools managed by Demeter.

      The following updates the information under the sub-caption “-- Directors and Officers of the general partner beginning on page 57.”

      Mr. Jeffrey D. Hahn resigned the position of Chief Financial Officer and Director of the general partner.

      Mr. Todd Taylor, age 41, is a Director of the general partner. Mr. Taylor began his career with Morgan Stanley in June 1987 as a Financial Advisor in the Dallas office. In 1995, he joined the Management Training Program in New York and was appointed Branch Manager in St. Louis in 1997. Three years later, in 2000, Mr. Taylor was appointed to a newly created position, Director of Individual Investor Group Learning and Development, before becoming the Director of Individual Investor Group Strategy in 2002. Most recently, Mr. Taylor has taken on a new role as the High Net Worth Segment Director. Currently a member of the firm’s E-Learning Council, Mr. Taylor is also a current member of the Securities Industry/Regulatory Council on Continuing Education. Mr. Taylor graduated from Texas Tech University with a B.B.A. in Finance.

      Mr. WiIliam D. Seugling, age 34, is a Director of the general partner. Mr. Seugling is an Executive Director at Morgan Stanley and currently serves as Director of Client Solutions for US Private Wealth Management. Mr. Seugling joined Morgan Stanley in June 1993 as an Associate in Equity Structured Products having previously worked in research and consulting for Greenwich Associates from October 1991 to June 1993. Since 1994, he has focused broadly on analysis and solutions for wealthy individuals and families culminating in his current role within the division. He was named Vice President in 1996 and an Executive Director in 1999. Mr. Seugling graduated cum laude from Bucknell University with a B.S. in Management and a concentration in Chemistry.

      Mr. Kevin Perry, age 35, is the Chief Financial Officer of the general partner. He currently serves as an Executive Director and Controller of Client Solutions at Morgan Stanley. Mr. Perry joined Morgan Stanley in October 2000 and is also Chief Financial Officer of Morgan Stanley Trust National Association, Van Kampen Funds Inc. and Morgan Stanley Distribution, Inc. Prior to joining Morgan Stanley, Mr. Perry worked as an auditor and consultant in the financial services practice of Ernst & Young from October 1991 to October 2000. Mr. Perry received a B.S. degree in Accounting from the University of Notre Dame in 1991 and is a Certified Public Accountant.

      The following updates and replaces the chart under the sub-caption “-- Description and Performance Information of Commodity Pools Operated by the General Partner” on page 60. The footnotes on page 61 are an integral part of the following chart.

Demeter Management Corporation
Capsule Summary of Performance Information Regarding Commodity Pools Operated
(except as otherwise indicated, beginning January 1, 1998 through September 30, 2004)

									Compound Annual Rates of Return(10)
Fund Type/Fund(1)	Start Date(2)	Close Date(3)	Aggregate Subscriptions(4)	Current Total Net Asset Value(5)	Current Net Asset Value per Unit(6)	Cumulative Rate of Return since Inception(7)	Worst Monthly % Decline/ Month(8)	Worst Peak- to-Valley % Decline Period(9)	2004	2003	2002	2001	2000	1999
			$	$	$	%	%	%	%	%	%	%	%	%

Publicly-Offered Single Advisor Funds without “Principal Protection”
Columbia Futures Fund (11)	Jul-83	Dec-02	29,276,299	8,530,860	3,870.80	294.98	4/86)	7/83-12/86)			10.38	10.85	9.08	(8.54)
DW Diversified Futures Fund L.P.	Apr-88	N/A	206,815,107	55,092,063	1,117.53	343.10	(14.27)	(44.00)	(17.05)	(11.88)	28.42	1.30	22.00	(11.14)
							6/03	3/03-7/04	(9 months)
DW Multi-Market Portfolio L.P. (12)	Sep-88	N/A	252,526,000	6,018,098	1,316.92	31.69	(13.26)	(42.34)	(16.39)	(11.24)	30.81	1.38	21.64	(8.77)
							2/96	3/03-7/04	(9 months)
DW Diversified Futures Fund II L.P.	Jan-89	N/A	13,210,576	5,502,119	2,973.34	197.33	(13.41)	(42.15)	(15.61)	(11.70)	27.36	1.86	20.33	(9.50)
							8/89	3/03-7/04	(9 months)
DW Principal Plus Fund L.P. (13)	Feb-90	N/A	109,013,535	23,028,287	1,950.08	95.01	(7.48)	(13.08)	(5.02)	1.07	2.42	2.14	6.96	(3.82)
							2/96	2/96-5/96	(9 months)
DW Diversified Futures Fund III L.P.	Nov-90	N/A	126,815,755	32,148,395	1,861.49	86.15	(13.99)	(43.28)	(16.90)	(11.45)	28.64	1.07	21.99	(10.56)
							6/03	2/03-7/04	(9 months)
DW Portfolio Strategy Fund L.P. (14)	Feb-91	N/A	143,522,564	65,346,047	2,761.23	176.12	(15.28)	(35.95)	(15.89)	3.70	26.69	(6.01)	9.87	(6.85)
							11/01	3/03-8/04	(9 months)
Morgan Stanley Spectrum Global Balanced L.P. (15)	Nov-94	N/A	109,506,595	48,120,322	14.28	42.80	(7.92)	(14.24)	(7.69)	6.18	(10.12)	(0.31)	0.87	0.75
							2/96	5/99-7/04	(9 months)
Morgan Stanley Spectrum Commodity L.P. (16)	Jan-98	Jan-03	47,221,948	8,770,994	6.82	(31.80)	(9.09)	(43.83)		0.15	16.61	(25.61)	3.15	15.83
							11/98	2/98-10/01		(1 month )
Morgan Stanley Charter Welton L.P.	Mar-99	Apr-03	36,083,724	4,868,127	7.55	(24.50)	(13.40)	(38.60)		0.40	5.47	(13.05)	(8.17)	(10.70)
							2/02	3/99-2/02		(4 months)				(10 months)
Publicly-Offered Multi Advisor Funds without “Principal Protection”
DW Cornerstone Fund II	Jan-85	N/A	65,653,270	16,058,623	3,957.18	305.86	(11.74)	(32.70)	(20.56)	0.37	13.83	(1.33)	11.46	(5.42)
							9/89	7/88-10/89	(9 months)
DW Cornerstone Fund III	Jan-85	N/A	137,132,762	25,050,185	3,717.70	281.30	(18.28)	(32.35)	(4.90)	8.83	17.94	0.27	(0.26)	(6.78)
							2/89	2/89-10/89	(9 months)
DW Cornerstone Fund IV	May-87	N/A	168,125,690	77,036,435	5,806.29	495.52	(21.04)	(45.21)	(26.91)	13.56	12.30	15.92	14.74	(1.13)
							9/89	7/89-9/89	(9 months)
Morgan Stanley Spectrum Select L.P. (17)	Aug-91	N/A	729,413,281	493,833,184	25.51	155.10	(13.72)	(26.78)	(15.84)	9.62	15.40	1.65	7.14	(7.56)
							1/92	6/95-8/96	(9 months)
DW Global Perspective Portfolio L.P.	Mar-92	N/A	67,424,535	7,510,132	1,001.41	0.14	(13.44)	(40.90)	(22.81)	15.53	13.32	(1.43)	3.63	(9.83)
							4/04	8/93-1/95	(9 months)
DW World Currency Fund L.P.	Apr-93	N/A	114,945,830	10,664,514	1,000.56	0.06	(9.96)	(46.04)	(31.59)	6.50	17.30	10.78	6.36	2.65
							3/04	8/93-1/95	(9 months)
Morgan Stanley Spectrum Strategic L.P.	Nov-94	N/A	243,720,727	171,822,904	14.38	43.80	(18.47)	(43.28)	0.49	24.00	9.38	(0.57)	(33.06)	37.23
							2/00	1/00-10/00	(9 months)
Morgan Stanley Spectrum Technical L.P.	Nov-94	N/A	801,636,900	619,171,349	19.60	96.00	(15.59)	(26.56)	(13.43)	22.98	23.31	(7.15)	7.85	(7.51)
							11/01	4/01-4/02	(9 months)
Morgan Stanley Spectrum Currency L.P.	Jul-00	N/A	282,526,948	209,660,066	11.58	15.80	(7.51)	(26.05)	(26.05)	12.42	12.25	11.10	11.70
							3/04	12/03-8/04	(9 months )				(6 months )
Privately-Offered Single Advisor Funds without “Principal Protection”
Morgan Stanley/Chesapeake L.P.	Nov-94	N/A	45,870,156	21,527,120	2,550.30	155.03	(20.66)	(38.99)	(17.94)	46.16	22.88	(18.96)	7.38	(3.48)
							11/01	4/01-4/02	(9 months)
Morgan Stanley/JWH Futures Fund L.P.	Feb-96	N/A	43,947,393	13,607,031	1,564.29	56.43	(18.57)	(46.68)	(23.59)	18.66	39.71	3.60	9.78	(22.29)
							11/01	7/99-9/00	(9 months)
Morgan Stanley/Mark J. Walsh & Company L.P.	May-01	N/A	17,371,801	15,936,249	1,496.16	49.62	(12.35)	(23.29)	4.51	8.43	41.78	(6.87)
							3/03	11/01-4/02	(9 months )			(7 months)
Privately-Offered Multi Advisor Funds without “Principal Protection”
Morgan Stanley/Market Street Futures Fund L.P.	Oct-98	Jan-02	27,198,118	8,551,809	891.64	(10.84)	(10.76)	(31.12)			0.98	(4.24)	(5.55)	(2.63)
							3/00	3/99-7/00			(1 month)
Morgan Stanley Strategic Alternatives Fund L.L.C.	May-00	N/A	207,219,928	181,042,379	1,355.98	35.60	(6.08)	(9.05)	(2.94)	9.43	11.62	5.06	8.87
							11/01	11/01-4/02	(9 months )				(8 months)
Morgan Stanley Japan Managed Futures L.L.C.	Sep-02	N/A	152,428,957	143,366,199	970.52	0.59	(5.02)	(12.20)	(7.64)	6.57	2.20
							4/04	2/04-8/04	(9 months )		(4 months)
Morgan Stanley Alternative Managed Futures Limited	Mar-04	N/A	250,000,000	232,581,673	899.33	(6.79)	(5.72)	(10.79)	(10.07)
							5/04	5/04-8/04	(7 months )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE TRADING ADVISORS
Morgan Stanley Charter Graham L.P.

      The following information updates and supplements the information under the sub-captions “-- Principals” on page 63 and “-- Certain Other Personnel” on page 65.

      Jason C. Shapiro is no longer a principal of Graham.

      Gabriel J. Feder is a discretionary trader and a principal of Graham, specializing in global macro markets with a primary focus on foreign exchange. Prior to joining Graham in November 2003, Mr. Feder worked as a portfolio manager for Platinum Partners LLC from September 2002 to September 2003, trading the US Treasury market as well as US Stock indexes and European fixed income. He began his career working for the Federal Reserve Bank of New York from 1990 to 1993 as a bank analyst and then a bank examiner. Then, upon his graduating in 1995 from The Wharton School of Business at the University of Pennsylvania with an MBA in Finance, Mr. Feder worked for JP Morgan Chase, where he traded emerging market currencies in the FX department and fixed income and currency in Global Treasury from 1995 to 2000 and he managed the bank’s Canadian fixed income portfolio from 2000 to September 2002. Mr. Feder received a B.A., cum laude, in Economics from Yeshiva University in 1990.

      Anthony Bryla is no longer an employee of Graham.

      Brian Aldershof is no longer an employee of Graham.

       The following updates the information relating to assets under management in the last sentence of the first paragraph under the sub-caption “The Graham Trading Programs” beginning on page 66.

       As of September 30, 2004, Graham was managing approximately $817 million of funds in the Global Diversified Program at Standard Leverage, approximately $425 million of funds in the Global Diversified Program at 150% Leverage, approximately $437 million of funds in the K4 Program at Standard Leverage, approximately $437 million of funds in the K4 Program at 150% Leverage, and approximately $5.5 billion of assets in all of its trading programs.

      The following supplements the information under the sub-caption “--The Graham Trading Programs” on pages 66-68.

Global Diversified Program

      As of September 2004, the Global Diversified Program had approximately 27% weighting in currency forwards, 25% weighting in futures contracts based on short-term and long-term global interest rates, 18% stock index futures, 13% in agricultural futures, 7% in metal futures and 10% in energy futures.

Graham Selective Trading Program

      The Graham Selective Trading Program trades in approximately 55 markets with weightings, as of September 2004, of about 32% in foreign exchange, 27% in global interest rates, 7% in agricultural futures, 9% in metal futures, 16% in stock index futures and 9% in energy futures. Due to the extremely selective criteria of the Graham Selective Trading Program model, the program will normally maintain a neutral position in approximately 50% to 60% of the markets in the portfolio.

K4 Program

      The K4 program trades in approximately 65 markets with weightings, as of September 2004, of about 36% in foreign exchange, 27% in global interest rates, 18% in stock index futures, 5% in agricultural futures, 6% in metals and 8% in energy futures.

K5 Program

      Graham’s K5 trading program is a systematic and broadly diversified, global macro trend-following program which uses volatility, price, multiple time horizons and recent market behavior to identify trend-following opportunities in nearly 60 markets including global interest rates, foreign exchange, global stock indices and world commodities. K5 uses two distinct trading systems, which are equally weighted in terms of risk allocation. One system is relatively quick and is intended to participate in new market trends earlier than other Graham trend-following models. The second K5 system is very long term in nature; it tends to be slow to react to new price trends as they develop and will stay with its positions for relatively long periods of time. In general, the two systems complement each other and are designed to reduce risk exposure following periods of very positive performance results.

      K5 had sector weightings, as of September 2004, of approximately 27% in foreign exchange 26% in global interest rates, 15% in stock index futures, 11% in agricultural futures, 11% in metal futures and 10% in energy futures.

Multi-Trend Program

      The Multi-Trend Program provides access to Graham’s established systematic trend-following programs through one single investment. As of its inception in September 2003, the Multi-Trend Prograrn allocates 25% of its assets equally to each of Graham’s four active trend-following programs: the Global Diversified Program, the K4 Program, the Graham Selective Trading Program and the K5 Program. As market conditions or other circumstances change, Graham may alter the weightings of the individual programs and add (or subtract) other trend-following systems to the Multi-Trend Program, as it deems approptiate.

      This collective vehicle provides clients access to a diverse portfolio of trend following strategies that feature low or negative correlation to traditional investment strategies, a strong complement to other hedge fund strategies, trend following model diversification, broad market participation, and attractive risk adjusted returns.

      The Multi-Trend Program had sector weightings, as of September 2004, of approximately 31% in foreign exchange, 26% in global interest rates, 17% in stock index futures, 8% in agricultural futures, 8% in metal futures and 10% in energy futures.

Multi-Trend Financial and Energy Program

      The Multi-Trend Financial and Energy Program provides access to Graham’s systematic trend-following strategies through one single investment. These strategies may be not only long-term trend-following systems, but also short-term momentum trading systems. The Multi-Trend Financial and Energy Program will initially trade the financial and energy sectors in the same manner as they are traded in Graham’s current principal trend-following programs (the Global Diversified Program, the K4 Program, the Graham Selective Trading Program and the K5 Program). Initially, therefore, the Multi-Trend Financial and Energy Program will track Graham’s Multi-Trend Program with the sole exception that it will not be trading any contracts in the agricultural and metals sectors. As market conditions or other circumstances change, the composition of the Multi-Trend Financial and Energy Program may diverge from Graham’s Multi-Trend Program, weightings of the individual programs may be altered or other strategies may be added to (or subtracted from) the Multi-Trend Financial and Energy Program, as Graham deems appropriate.

      This program, combining several different trend following strategies, offers not only trend following model diversification, broad market participation, and attractive risk adjusted returns, but also low correlation to traditional investment strategies.

      The Multi-Trend Financial and Energy Program had sector weightings, as of September 2004, of approximately 37% in foreign exchange, 32% in global interest rates, 20% in stock index futures, and 11% in energy futures.

      The following replaces the information under the sub-caption “--Discretionary Trading Group Program” on page 68.

      Certain (but not necessarily all) of the traders for Graham’s Discretionary Trading Group will trade for the Proprietary Matrix Portfolio. The Discretionary Trading Group was established at Graham in February 1998. Unlike Graham’s systematic trading programs, which are based almost entirely on computerized mathematical models, the Discretionary Trading Group determines its trades subjectively on the basis of personal opinion, trading data and trading experience. One of the significant advantages Discretionary Trading Group traders benefit from is Graham’s experience in systematic trading and trend identification. This experience has proven helpful in enabling the Discretionary Trading Group to take advantage of significant market trends when they occur and, equally important, the Discretionary Trading Group has the potential to profit from trend reversals as well. Additionally, Graham makes available extensive technical and fundamental research resources to the Discretionary Trading Group in an effort to improve its competitive performance edge over time. The Discretionary Trading Group’s performance results generally are not correlated to the results of other discretionary traders or Graham’s systematic trading programs. Importantly, the Discretionary Trading Group can generate successful performance results in trading range type markets where there are few long-term trends.

Morgan Stanley Charter Millburn L.P.

      The following updates the information relating to assets under management under the sub-caption “The Millburn Trading Programs” on page 72.

      As of September 30, 2004, Millburn was managing approximately $645 million pursuant to the Diversified Portfolio and approximately $1.1 billion of client assets in all of its trading programs.

Morgan Stanley Charter MSFCM L.P.

      The following updates the information in the second to last paragraph on page 73.

      Morgan Stanley Futures & Currency Managment’s main business address is 1221 Avenue of the Americas, 35th Floor, New York, NY 10020.

      The following updates the information under the sub-captions “--Principals” on pages 73 to 75.

      Raymond A. Harris is no longer a principal of Morgan Stanley Futures & Currency Management.

      Frank Zafran is no longer a principal of Morgan Stanley Futures & Currency Management.

      Jeffrey A. Rothman is no longer a principal of Morgan Stanley Futures & Currency Management.

      Maureen Kaelin is an Executive Director of Morgan Stanley Futures & Currency Management.

      Rajesh Gupta was elected as Chairman and Director of Morgan Stanley Futures & Currency Management, effective June 16, 2004, and will become a Principal of MSFCM, subject to final approval by the National Futures Association. He is a Managing Director, Global Head of Fixed Income/Alternatives of the Global Investor Group, Morgan Stanley Investment Management. He joined Morgan Stanley Investment Management in June 1987, and was formerly of Bernstein-Macauley, Inc., where he served as Vice President and Bond Portfolio Manager for institutional pension accounts and bond funds from December 1985 to June 1987. He has also managed Guaranteed Insurance Contract Portfolios for Metropolitan Life Insurance Company from June 1983 to December 1985. Mr. Gupta has over 20 years of investment experience. He graduated from New York University where he received a Bachelor of Science degree in Quantitative Analysis and Management in 1982, and an MBA in Finance in 1983.

      Brian Bruman was elected as a Director of Morgan Stanley Futures and Currency Management, effective June 16, 2004 and is also a principal of Morgan Stanley Futures & Currency Management. He is a managing Director of Morgan Stanley Investment Management, and began his work in June 1983 in the financial services industry with Peat, Marwick, and Mitchell, as a member of the Investment Performance Evaluation consulting group. Subsequently, he joined Effron Enterprises Inc. in January 1985 as an investment performance analyst. In November 1985, he joined Citibank, N.A. as Vice President in the Investment Performance Evaluation Department. He was head of the department’s performance measurement reporting and its related applications design. In November 1992, Mr. Bruman joined State Street Bank as a Vice President of State Street Analytics. He was principal consultant to several of the Bank’s key charitable endowments and U.S. based multi-national pension fund clients. He was also vice president in charge of State Street Analytics, Australia. In addition, Mr. Bruman led the design, development and implementation of State Street Analytics’ global portfolio evaluation system, one of the industry’s first intranet based client applications. Subsequently, Mr. Bruman joined Morgan Stanley Investment Management in July 1996 as Vice President and head of Global Portfolio Analysis and Reporting.

      Jack Coates was elected as a Director of Morgan Stanley Futures & Currency Management, effective June 16, 2004 and is also a principal of Morgan Stanley Futures & Currency Management. He is a Managing Director of Morgan Stanley AIP and its Co-Business Group Head since July 2003. He joined Morgan Stanley AIP in April 2000. His primary role at Morgan Stanley AIP is the design and execution of comprehensive fund architectures including overlay management. He served as Chief Investment Officer of Morgan Stanley AIP from April 2000 to July 2003. Prior to formation of Morgan Stanley AIP, he worked at Weyerhaeuser Company from February 1974 to April 2000. He was a Vice President of Weyerhaeuser Company and a Managing Director of Weyerhaeuser’s Pension Fund Investment Group. During his 15 1/2 year tenure as head of the group, he pioneered a program of extensive state-of-the-art alternative investing. He holds bachelor’s and master’s degrees in Aerospace Engineering and was a National Defense Education Act Doctoral Fellow at the Georgia Institute of Technology. He received an M.B.A. as a Wharton Fellow from the University of Pennsylvania and a Ph.D, from the University of Washington. Mr. Coates is a Chartered Financial Analyst Charterholder.

      The following updates the information relating to assets under management in the last sentence of the last paragraph under the sub-caption “Trading Methodology” on page 76 .

      As of September 30, 2004, Morgan Stanley Futures & Currency Management was trading approximately $231 million of customer funds in the Global Portfolio and approximately $290 million of client assets in all of its trading programs.

Morgan Stanley Charter Campbell L.P.

      The following updates and supplements the information under the sub-caption “--Principals” beginning on page 77.

      Kevin M. Heerdt, born in 1958, joined Campbell in March 2003 and has served as an Executive Vice President-Research since then. His duties include risk management, research, and the development of quantitatively based hedge fund and options strategies. From 2002 to 2003, he was self-employed through Integrity Consulting. Previously, Mr. Heerdt worked for twelve years at Moore Capital Management, Inc., where he was a Director until 1999, and a Managing Director from 2000 to 2002. Mr. Heerdt holds a B.A. in Economics and in International Relations from the University of Southern California. Mr. Heerdt is an Associated Person of Campbell.

      The following updates the information relating to assets under management in the last sentence of the first paragraph under the sub-caption “--The Campbell Trading Program” on page 78.

      As of September 30, 2004, Campbell was managing approximately $7.4 billion of client assets pursuant to the Financial, Metal & Energy Large Portfolio and approximately $8.3 billion in all of its programs.

CAPSULE A

Campbell & Company, Inc.
Financial, Metal & Energy Large Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Financial, Metal & Energy Large Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: April 1983
Number of open accounts: 29
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $7.41 billion
Largest monthly drawdown since inception: (17.68)% - (June 1986)
Largest monthly drawdown past five years: (9.62)% - (November 2001)
Worst peak-to-valley drawdown since inception: (41.94)% - (March 1986-November 1986)
Worst peak-to-valley drawdown past five years: (13.84)% - (October 2001-April 2002)

Month	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
	%	%	%	%	%	%	%	%	%	%	%
January	2.36	7.75	(0.71)	(1.09)	3.70	(4.83)	3.25	5.26	5.46	(4.53)	(4.67)
February	10.79	7.71	(1.98)	0.71	(0.35)	1.45	(2.38)	2.26	(5.63)	5.85	(6.81)
March	0.94	(4.38)	(1.60)	6.97	(1.96)	0.87	4.95	(2.08)	5.62	9.58	7.00
April	(6.67)	2.77	(4.03)	(8.09)	(1.86)	5.60	(5.88)	(3.84)	3.49	2.08	(1.77)
May	(0.54)	2.09	4.12	1.23	2.74	(3.25)	4.34	(1.84)	(1.71)	0.88	(2.78)
June	(3.14)	(0.77)	7.73	(1.71)	1.95	4.63	2.04	2.23	1.29	(0.90)	5.24
July	(0.61)	(4.56)	7.64	1.45	(1.72)	(0.15)	(3.68)	9.27	0.01	(4.05)	(4.36)
August	(1.10)	2.42	3.61	2.10	3.08	1.22	9.23	(5.14)	1.78	5.83	(3.79)
September	(1.54)	(1.37)	3.90	6.94	(3.23)	1.75	2.97	4.23	2.47	(3.47)	6.91
October		2.84	(4.75)	4.96	3.19	(4.25)	4.41	2.39	12.06	1.20	0.36
November		0.79	(1.31)	(9.62)	5.98	0.53	(0.50)	0.57	12.22	(0.24)	(7.02)
December		4.29	3.65	3.72	2.38	3.64	0.64	4.95	(4.29)	6.82	(5.08)
Compound Annual/Period Rate of Return	(0.39)	20.41	16.39	6.20	14.31	6.81	20.07	18.75	35.96	19.46	(16.76)
	(9 months)
Month	1993	1992	1991	1990	1989	1988	1987	1986	1985	1984	1983
	%	%	%	%	%	%	%	%	%	%	&
January	(0.71)	(5.54)	(7.89)	3.00	7.90	(0.08)	33.71	(6.28)	3.63	1.27
February	13.74	(3.58)	(1.59)	0.59	(1.99)	2.39	3.23	17.84	11.59	2.12
March	(5.79)	1.05	20.41	3.37	10.74	(1.88)	13.51	6.48	0.74	2.44
April	2.99	(2.78)	(1.87)	4.62	1.94	(5.12)	15.39	(7.87)	5.97	0.09	(0.40)
May	2.81	1.14	2.81	(11.50)	13.72	1.63	(4.17)	5.01	2.92	9.78	0.18
June	2.55	10.66	1.49	8.29	1.88	8.29	(3.21)	(17.68)	(2.18)	(5.50)	(3.71)
July	5.55	10.40	(7.96)	10.04	0.55	(0.68)	9.80	5.21	5.48	6.86	3.27
August	(4.33)	4.99	3.79	12.30	(0.81)	(0.22)	(1.12)	7.61	(3.63)	(1.34)	(1.47)
September	(4.83)	(2.17)	6.07	2.59	(4.27)	4.80	2.71	(17.22)	(11.29)	8.32	0.83
October	(6.19)	(4.67)	0.63	1.25	(6.88)	(0.06)	(13.45)	(11.74)	3.95	2.79	(4.18)
November	0.59	6.26	(2.03)	(1.35)	2.46	(0.35)	(0.53)	(11.84)	10.45	(3.12)	(1.93)
December	(0.08)	(1.36)	17.45	(0.54)	12.88	(0.42)	2.11	1.84	3.40	1.49	(3.21)
Compound Annual/Period Rate of Return	4.68	13.47	31.12	35.24	42.23	7.96	64.38	(30.45)	33.05	26.96	(10.34)
											(9 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

CAPSULE B

Campbell & Company, Inc.
Financial, Metal & Energy Small (Above $5 Million) Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Financial, Metal & Energy Small (Above $5 Million) Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: February 1995
Number of open accounts: 8
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $114 million
Largest monthly drawdown: (9.94)% - (November 2001)
Worst peak-to-valley drawdown: (15.41)% - (October 2001-April 2002)
2004 year-to-date return: (1.73)% (9 months)
2003 annual return: 18.45%
2002 annual return: 12.65%
2001 annual return: 1.33%
2000 annual return: 9.02%
1999 annual return: 6.80%

CAPSULE C

Campbell & Company, Inc.
Financial, Metal & Energy Small (Below $5 Million) Portfolio Composite Performance Table
This Portfolio is closed to new investors.

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Financial, Metal & Energy Small (Below $5 Million) Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: July 2000
Number of open accounts: 6
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $10.6 million
Largest monthly drawdown: (11.84)% - (November 2001)
Worst peak-to-valley drawdown: (17.19)% - (October 2001-April 2002)
2004 year-to-date return: (1.17)% (9 months)
2003 annual return: 10.90%
2002 annual return: 25.28%
2001 annual return: (3.76)%
2000 annual return: 13.12% (6 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

CAPSULE D

Campbell & Company, Inc.
Global Diversified Large Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Global Diversified Large Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: February 1986
Number of open accounts: 3
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $630.9 million
Largest monthly drawdown: (9.95)% - (November 2001)
Worst peak-to-valley drawdown: (14.59)% - (October 2001-April 2002)
2004 year-to-date return: 0.52% (9 months)
2003 annual return: 18.81%
2002 annual return: 14.98%
2001 annual return: 5.89%
2000 annual return: 11.18%
1999 annual return: 4.57%

CAPSULE E

Campbell & Company, Inc.
Global Diversified Small Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Global Diversified Small Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: June 1997
Number of open accounts: 0
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $0 million
Largest monthly drawdown: (12.47)% - (November 2001)
Worst peak-to-valley drawdown: (17.60)% - (October 2001-April 2002)
2003 annual return: 3.91% (9 months)
2002 annual return: 22.73%
2001 annual return: (1.16)%
2000 annual return: 17.59%
1999 annual return: 2.51%

* Portfolio closed on September 30, 2003

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

CAPSULE F

Campbell & Company, Inc.
Foreign Exchange Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Foreign Exchange Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: November 1990
Number of open accounts: 6
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $125.3 million
Largest monthly drawdown: (6.71)% - (July 2003)
Worst peak-to-valley drawdown: (15.22)% - (February 2004-August 2004)
2004 year-to-date return: (7.77)% (9 months)
2003 annual return: 38.81%
2002 annual return: 10.76%
2001 annual return: 15.92%
2000 annual return: 11.39%
1999 annual return: 7.19%

CAPSULE G

Campbell & Company, Inc.
Interest Rates, Stock Indices & Commodities Portfolio

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: Interest Rates, Stock Indices & Commodities Portfolio
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: February 1996
Number of open accounts: 0
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $0
Largest monthly drawdown: (16.13)% - (November 2001)
Worst peak-to-valley drawdown: (21.16)% - (October 2001-February 2002)
2002 year-to-date return: 0.48% (3 months)
2001 annual return: (0.71)%
2000 annual return: 18.12%
1999 annual return: 6.85%
1998 annual return: 27.08%
*Portfolio closed on March 31, 2002

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

CAPSULE H

Campbell & Company, Inc.
The Ark Portfolio Composite

Name of commodity trading advisor: Campbell & Company, Inc.
Name of program: The Ark Portfolio Composite
Inception of trading by commodity trading advisor: January 1972
Inception of trading in program: September 1996
Number of open accounts: 0
Aggregate assets overall: $8.29 billion
Aggregate assets in program: $0 million
Largest monthly drawdown: (11.69)% - (November 2001)
Worst peak-to-valley drawdown: (21.62)% - (October 2001-April 2002)
2004 year-to-date return: (6.96)% (8 months)
2003 annual return: 7.88%
2002 annual return: 39.95%
2001 annual return: (4.35)%
2000 annual return: 28.86%
1999 annual return: 28.27%

* Portfolio closed at the end of August 2004.

Note: For both the Financial, Metal & Energy Small Portfolios, the Global Diversified Small Portfolio and the Ark Portfolio, performance through April 2004, was calculated using the Fully-Funded Subset method in accordance with CFTC guidelines. Performance since May 2004, has been calculated using the Only Accounts Traded method. For the Foreign Exchange Portfolio, performance through April 2002, was calculated using the Fully-Funded Subset method in accordance with CFTC guidelines. Performance since April 2002, has been calculated using the Only Accounts Traded method.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Footnotes to Campbell’s Capsule Performance Summaries

      “Inception of trading by commodity trading advisor” is the date on which Campbell began trading client accounts.

      “Inception of trading in program” is the date on which Campbell began trading client accounts pursuant to the program shown.

      “Number of open accounts” is the number of accounts directed by Campbell pursuant to the program shown as of September 30, 2004.

      “Aggregate assets overall” is the aggregate amount of assets in non-proprietary accounts under the management of Campbell as of September 30, 2004.

      “Aggregate assets in program” is the aggregate amount of assets in the program specified as of September 30, 2004.

      “Drawdown” means losses experienced by the trading program over a specified period. A small number of accounts in the portfolio composites have experienced monthly drawdowns and peak-to-valley drawdowns that are materially larger than the largest composite monthly drawdown and peak-to-valley drawdown. These variances result from factors such as small account size (i.e., accounts with net assets of less than the prescribed portfolio minimum, which therefore trade fewer contracts than the standard portfolio), intra-month account opening or closing, significant intra-month additions or withdrawals, and investment restrictions imposed by the client.

      “Largest monthly drawdown” means greatest percentage decline in net asset value due to losses sustained by the trading program from the beginning to the end of a calendar month during the most recent five calendar years (and from inception to date in the case of Capsule A).

      “Worst peak-to-valley drawdown” means greatest cumulative percentage decline in month-end net asset value of the trading program due to losses sustained during a period in which the initial month-end net asset value of the trading program is not equaled or exceeded by a subsequent month-end net asset value of the trading program during the most recent five calendar years (and from inception to date in the case of Capsule A).

      “Compound annual and year-to-date/period rate of return” presented in the composite performance Capsule A is calculated by dividing the net profit or loss by the assets at the beginning of such period plus additions minus withdrawals occurring during the period. When an account closes on the last day of the month, the withdrawal is not subtracted from beginning net assets for purposes of this calculation. Beginning in January 1987, rate of return is calculated using the Only Accounts Traded method of computation. This computation method is one of the methods approved by the CFTC to reduce the distortion caused by significant additions or withdrawals of capital during a month. The Only Accounts Traded method excludes from the calculation of rate of return those accounts which had material intra-month additions or withdrawals and accounts which were open for only part of the month. In this way, the composite rate of return is based on only those accounts whose rate of return is not distorted through intra-month capital changes. For Capsules B, C, E and H through April 2004, and Capsule F through March 2002, rate-of-return is calculated by dividing net performance of the Fully-Funded Subset by the beginning net assets of the Fully-Funded Subset, except in periods of significant additions or withdrawals to the accounts in the Fullly-Funded Subset. In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additons or withdrawals that would materiallly distort the rate of return pursuant to the Fully-Funded Subset method. Following these time periods, performance for Capsules B, C, E, F and H, and the entire performance for Capsules D and G were calculated using the Only Accounts Traded method.

LITIGATION

      The following updates and supplements the information under the caption “Litigation” beginning on page 90.

      On January 11, 1999, the SEC brought an action against 28 NASDAQ market makers, including Morgan Stanley & Co. and Morgan Stanley DW Inc., and 51 individuals, including one current and one former trader employed by Morgan Stanley & Co., for certain conduct during 1994. The core of the charges against Morgan Stanley & Co. and Morgan Stanley DW Inc. concerned improper or undisclosed coordination of price quotes with other broker-dealers and related reporting, recordkeeping, and supervisory deficiencies in violation of Sections 15(b)(4)(E), 15(c)(1) and (2) and 17(a) of the Securities Exchange Act and Rules 15c1-2, 15c2-7 and 17a-3 promulgated thereunder. Without admitting or denying the charges, Morgan Stanley & Co. and Morgan Stanley DW Inc. consented to the entry of cease and desist orders and to the payment by Morgan Stanley & Co. of a civil penalty of $350,000 and a disgorgement of $4,170, and a payment by Morgan Stanley DW Inc. of a civil penalty of $187,500 and a disgorgement of $2,311. In addition, Morgan Stanley & Co. agreed to submit certain of its procedures to an independent consultant for review and one current and one former trader employed by Morgan Stanley & Co. accepted suspensions of less than two months each and were fined $25,000 and $30,000, respectively.

EXPERTS

      The following updates the information under the caption “Experts” on page 109.

      The statements of financial condition of Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., Morgan Stanley Charter MSFCM L.P. and Morgan Stanley Charter Campbell L.P., including the schedules of investments, as of December 31, 2003 and 2002, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2003, for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the year ended December 31, 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. and the statements of financial condition of Demeter Management Corporation as of November 30, 2003 and 2002 included in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP acts as independent auditors for Morgan Stanley.

PART TWO
STATEMENT OF ADDITIONAL INFORMATION

POTENTIAL ADVANTAGES

      The following table updates and replaces through September 30, 2004, the “Annual Returns of Various Asset Classes Over Time” table on page 117. The notes on pages 118-119 are an integral part of the following table.

ANNUAL RETURNS OF VARIOUS ASSET CLASSES OVER TIME

	U.S. Stocks (S&P 500 Index)	U.S. Treasury Bonds (Lehman Brothers Treasury Bond Index)	U.S. Corporate Bonds (Citigroup Corporate Bond Index)	Non-U.S. Stocks (MSCI EAFE Index)	Global Stocks (MSCI World Index)	Managed Futures (Barclay CTA Index)	Public Managed Futures Funds (CISDM Public Fund Index)
	%	%	%	%	%	%	%
1980	32.5	(2.8)	(0.3)	24.4	27.7	63.7	N/A
1981	(4.9)	1.1	2.7	(1.0)	(3.3)	23.9	N/A
1982	21.5	41.1	37.2	(0.9)	11.3	16.7	N/A
1983	22.6	1.8	8.9	24.6	23.3	23.8	N/A
1984	6.3	14.7	16.1	7.9	5.8	8.7	1.4
1985	31.7	32.0	25.0	56.7	41.8	25.5	21.9
1986	18.7	24.1	17.0	69.9	42.8	3.8	(14.4)
1987	5.3	(2.7)	2.1	24.9	16.8	57.3	43.1
1988	16.6	9.2	9.5	28.6	23.9	21.8	7.3
1989	31.7	18.9	14.0	10.8	17.2	1.8	4.7
1990	(3.1)	4.6	7.3	(23.2)	(16.5)	21.0	14.2
1991	30.5	17.9	18.5	12.5	19.0	3.7	10.0
1992	7.6	7.8	8.9	(11.8)	(4.7)	(0.9)	(1.4)
1993	10.1	16.4	12.1	32.9	23.1	10.4	10.7
1994	1.3	(6.9)	(3.5)	8.1	5.6	(0.7)	(7.7)
1995	37.6	30.7	21.7	11.6	21.3	13.7	13.9
1996	23.0	(0.4)	3.3	6.4	14.0	9.1	9.8
1997	33.4	14.9	10.2	2.1	16.2	10.9	7.6
1998	28.6	13.5	8.6	20.3	24.8	7.0	7.9
1999	21.0	(8.7)	(1.6)	27.3	25.3	(1.2)	(1.4)
2000	(9.1)	20.1	9.3	(14.0)	(12.9)	7.9	4.7
2001	(11.9)	4.6	10.9	(21.2)	(16.5)	0.8	(0.1)
2002	(22.1)	17.2	9.4	(15.7)	(19.6)	12.4	14.3
2003	28.7	2.1	8.7	39.2	33.8	8.7	11.6
2004*	1.5	6.7	4.2	4.6	2.9	(2.1)	(9.6)

*Through September 30, 2004

Returns for the S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index are provided by Thomson Financial Software Solutions (Boston, MA).
Returns for the Lehman Brothers Treasury Bond Index and Barclay CTA Index are provided by Barclay Trading Group Ltd. (Fairfield, IA).
Returns for the MSCI World Index are provided by Morgan Stanley Capital International Inc. (New York, NY).
Returns for the CISDM Public Index are provided by Managed Account Reports, LLC (New York, NY).

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following charts update and replace through September 30, 2004, the “Correlation Analysis” charts on pages 120-121.

Charter Graham
Correlation Analysis

Charter Millburn
Correlation Analysis

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Charter MSFCM
Correlation Analysis

Pro Forma for
Charter Campbell
Correlation Analysis

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following chart updates and replaces through September 30, 2004, the “Managed Futures vs. Stocks” chart on page 122. The notes on page 123 are an integral part of the following chart.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following chart updates and replaces through September 30, 2004, the “Improved Portfolio Efficiency” chart on page 125. The notes on page 125 are an integral part of the following chart.

Improved Portfolio Efficiency
January 1980 through September 2004
U.S. Stocks/Bonds/International Equities/Managed Futures

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PERFORMANCE INFORMATION

The following charts update and replace through September 30, 2004, the charts on pages 130-137.

CHARTER GRAHAM

All of the performance data below is as of September 30, 2004.

CHARTER GRAHAM STATISTICS

Trading Advisor:      Graham Capital Management, L.P.

Began Trading:      March 1, 1999

Net Assets in Fund:      $376.3 million

Minimum Investment:       $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:      1/12 of 6.25% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

RISK ANALYSIS

Compounded Annual Rate of Return:      12.06%
Standard Deviation of Monthly Returns:      7.04%
Annualized Standard Deviation:      24.38%
Sharpe Ratio:      0.33
Largest Decline Period (11/01-4/02):      -23.83%
Average Recovery (No. of months):      2.50
Average Monthly Loss:       -5.11%
Standard Deviation of Monthly Loss:      3.48%
% of Losing Months:      44.12%
Average Monthly Gain:      6.14%
Standard Deviation of Monthly Gain:      4.63%
% of Winning Months:      55.88%

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Graham relies on technical information as the basis for its systematic trading decisions. Graham believes that it can, over time, anticipate market events using multiple quantitative mathematical models to determine its systematic trading activities. The objective of the trading system is to identify positions in markets where the price action of a particular market signals the computerized systems used by Graham that a potential trend in prices is occurring. The systems are designed to mathematically analyze the recent trading characteristics of each market and statistically compare such characteristics to the long-term historical trading pattern of a particular market. As a result of this analysis, the programs will utilize proprietary risk management and trade filter strategies which are intended to enable the system to benefit from sustained price trends while protecting the account from unacceptable levels of risk and volatility exposure. One of the most important objectives of Graham’s programs is to strategically reduce leverage in markets where it has achieved significant profits prior to substantial price reversal using proprietary techniques designed to reduce volatility, without diluting net returns. The owners and employees of Graham have a significant amount invested in Graham’s trading programs.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

AGRICULTURALS
Cocoa
Coffee
Corn
Cotton
Lean hogs
Soybean meal
Soybean oil
Sugar
Wheat
STOCK INDICES
CAC 40 Index
DAX Index
DOW 30 Index
Euro Stox 50 Index
FTSE 100 Index
Hang Seng Index
IBEX 35 PLUS
  Index
NASDAQ 100
  Index
Nikkei 225 Index
Russell 2000 Index
S&P 500 Index
Topix Index
INTEREST RATES Australian Bonds British Long Gilt British Short Sterling Euro bonds Eurodollars Japanese government bonds U.S. Treasury bonds U.S. Treasury notes ENERGIES Crude oil Gas oil Natural gas Unleaded gas	FOREIGN
EXCHANGE
Australian dollar
British pound
Canadian dollar
Euro
Japanese yen
Hong Kong dollar
Mexican peso
New Zealand
  dollar
South African rand
Swedish krona
Swiss franc
U.S. dollar
METALS
Aluminum
Copper
Gold
Nickel
Zinc

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER GRAHAM PERFORMANCE

1999	2000	2001	2002	2003	2004
2.90%	21.96%	9.72%	36.82%	16.14%	-13.67%
(10 months)					(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/99 = $10)

CORRELATION ANALYSIS (3/99 - 9/04)

Note: The closer the value to zero, the lower the correlation to the indexes compared.

	Charter Graham	CISDM	S&P	CITI	EAFE
Charter Graham	1.00	0.90	-0.32	0.21	-0.25
CISDM Public Fund Index		1.00	-0.29	0.33	-0.18
S & P 500 Index			1.00	-0.06	0.84
Citigroup Corporate Bond Index				1.00	0.02
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures is provided by Managed Account Reports LLC, New York, N.Y.

Risk Considerations: Typically, managed futures investments are speculative, involve a high degree of risk, have substantial charges and are suitable only for the risk capital portion of an investor’s portfolio. Before investing in any partnership and in order to make an informed decision, you should read the Charter Series prospectus carefully for complete information, including charges, expenses, and risks. Financial Advisors should also read the prospectus before discussing managed futures with clients.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MILLBURN

All of the performance data below is as of September 30, 2004.

CHARTER MILLBURN STATISTICS

Trading Advisor:      Millburn Ridgefield Corporation

Began Trading:      March 1, 1999

Net Assets in Fund:      $51.0 million

Minimum Investment:      $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:      1/12 of 6.25% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

RISK ANALYSIS

Compounded Annual Rate of Return:      -2.12%
Standard Deviation of Monthly Returns:      5.79%
Annualized Standard Deviation:      20.07%
Sharpe Ratio:      -0.31
Largest Decline Period (3/03 - 8/04):      -29.70%
Average Recovery (No. of Months):      2.75
Average Monthly Loss:      -4.82%
Standard Deviation of Monthly Loss:      3.28%
% of Losing Months:      45.59%
Average Monthly Gain:      4.01%
Standard Deviation of Monthly Gain:      4.00%
% of Winning Months:      54.41%

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Millburn’s trading methodology includes technical trend analysis, certain non-trend-following technical systems, and risk management principles. The first step in the trading methodology is the development of intermediate-to-long-term trading systems which generate buy or sell decisions in a particular market based on the direction of the price trend in the market. Millburn then tests the full range of the systems in each market traded against five, ten or fifteen years of historical data to simulate the results the system would have achieved in the markets had the system been used to make trading decisions during the simulation period. Millburn applies a System Selection Algorithm to simulate potential combinations of systems and searches for both an optimal number and combinations of systems in each market. The number of systems ranges from 5 to 8, and the combination selected is designed to maximize Sharpe ratio, subject to minimum levels of diversification among systems in the group. Millburn also employs a Portfolio Allocation Algorithm designed to select a portfolio with what Millburn believes to be ‘optimal’ risk/reward statistics and to dynamically shift the portfolio risk allocations into the markets and sectors which offer the best potential for profit.

In attempting to assess market volatility as a means of monitoring and evaluating risk, Millburn uses a volatility overlay as a part of individual market risk management. This system is designed to measure the risk in a portfolio’s position in a market and signals a decrease in position size when risk increases and an increase in position size when risk decreases. Millburn’s volatility overlay maintains overall portfolio risk and distribution of risk across markets within designated ranges. In addition to the volatility overlay, Millburn’s risk management focuses on money management principles applicable to the portfolio as a whole rather than to individual markets and the careful control of leverage or portfolio size.

Millburn is engaged in a substantial ongoing research effort to improve its trading methods and to apply its quantitative analytic expertise to new financial products.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

AGRICULTURALS
Cocoa
Coffee
Corn
Cotton
Lean Hogs
Live cattle
Soybean meal
Soybean oil
Soybeans
Sugar
Wheat
STOCK INDICES
AOI Undex
CAC 40 Index
DAX Index
DOW 30 Index
Euro Stox 50 Index
FTSE 100 Index
Hang Seng Index
IBEX 35 Index
NASDAQ 100 Index
Nikkei 225 Index
Russell 2000 Index
S&P 500 Index
Taiwan Index
Topix Index	INTEREST RATES Canadian bonds Euro bonds Japanese government bond U.S. Treasury bonds U.S. Treasury notes METALS Aluminum Copper Gold Lead Nickel Platinum Silver Tin Zinc	FOREIGN
EXCHANGE
Australian dollar
British pound
Canadian dollar
Euro
Japanese yen
Korean won
Mexican peso
New Zealand
  dollar
Norwegian krone
Singapore dollar
Swedish krona
Swiss franc
U.S. dollar
ENERGIES
Crude oil
Gas oil
Heating oil
Kerosene
Natural gas
Unleaded gas

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MILLBURN PERFORMANCE

1999	2000	2001	2002	2003	2004
-7.20%	12.07%	-11.25%	21.13%	-0.63%	-20.16%
(10 months)					(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/99 = $10)

CORRELATION ANALYSIS (3/99 - 9/04)

Note: The closer the value to zero, the lower the correlation to the indexes compared.

	Charter Millburn	CISDM	S&P	CITI	EAFE
Charter Millburn	1.00	0.86	-0.30	0.28	-0.18
CISDM Public Fund Index		1.00	-0.29	0.33	-0.18
S & P 500 Index			1.00	-0.06	0.84
Citigroup Corporate Bond Index				1.00	0.02
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures is provided by Managed Account Reports LLC, New York, N.Y.

Risk Considerations: Typically, managed futures investments are speculative, involve a high degree of risk, have substantial charges and are suitable only for the risk capital portion of an investor’s portfolio. Before investing in any partnership and in order to make an informed decision, you should read the Charter Series prospectus carefully for complete information, including charges, expenses, and risks. Financial Advisors should also read the prospectus before discussing managed futures with clients.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MSFCM

All of the performance data below is as of September 30, 2004.

CHARTER MSFCM STATISTICS

Trading Advisor:      Morgan Stanley Futures &
      Currency Mgmt. Inc.

Began Trading:      March 1, 1994

Total Assets in Fund:      $187.7 Million

Minimum Investment:      $20,000

Monthly Management Fee:      1/12 of 2% of Beg. Net Assets

Monthly Brokerage Fee:      1/12 of 6.25% of Beg. Net Assets

Quarterly Incentive Fee:      20% of Quarterly Trading Profits

Investment Style:      Technical

RISK ANALYSIS

Compounded Annual Rate of Return:      4.98%
Standard Deviation of Monthly Returns:      6.38%
Annualized Standard Deviation:      22.12%
Sharpe Ratio:      0.04
Largest Decline Period (3/03 - 7/04):      -42.04%
Average Recovery (No. of months):      2.27
Average Monthly Loss:       -4.57%
Standard Deviation of Monthly Loss:      3.27%
% of Losing Months:      45.31%
Average Monthly Gain:      4.88%
Standard Deviation of Monthly Gain:      4.96%
% of Winning Months:      54.69%

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Morgan Stanley Futures & Currency Management’s trading methodology is trend following in nature, attempting to identify long-term trends that are beginning and taking positions that can potentially profit from a continuation of these trends. Positions are maintained until certain price objectives are reached or the trend is no longer detected in the data. Deciding when to enter and exit a position, and how much exposure to maintain, is made systematically utilizing a fixed set of technical rules and mathematical formulas that consider factors such as daily price activity, volatility, volume, and open interest. Although Morgan Stanley Futures & Currency Management’s trading methodology is generally universal across all markets traded, variations are applied from sector to sector. In some sectors Morgan Stanley Futures & Currency Management will maintain either a long or short position at all times, but in other sectors a position will only be taken if a clear trend is determined. In addition, a longer term perspective may be applied in certain market sectors when detecting rising versus declining trends.

Determining which markets to trade and how much risk to allocate to each market is accomplished using a combination of technical inputs and professional judgment. Factors employed to scrutinize the potential contribution each market can make to the overall portfolio include historical return, volatility and cross-correlations to other markets. Professional judgment is used in making the final determination as to which markets to trade and takes into account such things as market liquidity and cost of trading.

Over its sixteen year history, Morgan Stanley Futures & Currency Management has allocated significant resources to maintain an active research and development process. This ongoing commitment is maintained to improve the potential for strong future performance for Morgan Stanley Futures & Currency Management clients.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

INTEREST RATES Australian bonds Euro bonds Eurodollars Japanese government bond U.S. Treasury bonds U.S. Treasury notes	FOREIGN EXCHANGE Australian dollar British pound Euro Japanese yen Singapore dollar South African rand Swedish krona Swiss franc U.S. dollar STOCK INDICES Nikkei 225 Index S&P 500 Index	METALS Aluminum Copper Gold Nickel Zinc ENERGIES Brent Crude oil Crude oil Natural gas

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER MSFCM PERFORMANCE

1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
-7.32%	21.88%	3.97%	26.22%	5.07%	-9.21%	23.77%	-3.31%	29.08%	-5.13%	-19.31%
(10 months)										(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (2/28/94 = $10)

CORRELATION ANALYSIS (3/94 - 9/04)

Note: The closer the value to zero, the lower the correlation to the indexes compared.

	Charter MSFCM	CISDM	S&P	CITI	EAFE
Charter MSFCM	1.00	0.83	-0.11	0.25	-0.05
CISDM Public Fund Index		1.00	-0.16	0.32	-0.12
S & P 500 Index			1.00	0.17	0.77
Citigroup Corporate Bond Index				1.00	0.05
MSCI EAFE Index					1.00

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures is provided by Managed Account Reports LLC, New York, N.Y.

Risk Considerations: Typically, managed futures investments are speculative, involve a high degree of risk, have substantial charges and are suitable only for the risk capital portion of an investor’s portfolio. Before investing in any partnership and in order to make an informed decision, you should read the Charter Series prospectus carefully for complete information, including charges, expenses, and risks. Financial Advisors should also read the prospectus before discussing managed futures with clients.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER CAMPBELL PRO FORMA

All of the information below pertains to Campbell’s Financial, Metal & Energy Large Portfolio. The performance information contained in “Pro Forma Risk Analysis” and the charts on the following page were based on a pro forma, prepared by the general partner, of Campbell’s Financial, Metal & Energy Large Portfolio, adjusted for the brokerage, management, and incentive fees and interest income of Charter Campbell. All of the performance data below is as of September 30, 2004.

CHARTER CAMPBELL STATISTICS

Trading Advisor:      Campbell & Company, Inc.

Began Trading:      October 1, 2002

Total Assets in Fund:      $227.0 Million

Minimum Investment:      $20,000

Monthly Management Fee:            1/12 of 2.65% of Beg. Net Assets

Monthly Brokerage Fee:      1/12 of 6.25% of Beg. Net Assets

Monthly Incentive Fee:      20% of Monthly Trading Profits

Investment Style:      Technical

PRO FORMA RISK ANALYSIS

Compounded Annual Rate of Return:      11.08%
Standard of Monthly Returns:      6.07%
Annualized Standard:      21.02%
Sharpe Ratio:      0.34
Largest Decline Period (4/86-11/86):      -38.88%
Average Recovery (No. of months):      3.35
Average Monthly Loss:      -4.15%
Standard of Monthly Loss:      3.34%
% of Losing Months:      41.47%
Average Monthly Gain:      4.75%
Standard of Monthly Gain:      4.70%
% of Winning Months:      58.53%

AVERAGE SECTOR PARTICIPATION

TRADING STRATEGY

Campbell makes trading decisions for all clients’ accounts using proprietary technical trading models which analyze market statistics. Campbell’s trading models are designed to detect and exploit medium- to long-term price changes, while also applying proven risk management and portfolio management principles. Campbell believes that utilizing multiple trading models for the same client account provides an important level of diversification, and is most beneficial when multiple contracts in each market are traded. Every trading model may not trade every market. It is possible that one trading model may signal a long position while another trading model signals a short position in the same market. It is Campbell’s intention to offset these signals to reduce unnecessary trading, but if the signals are not simultaneous, both trades will be taken and since it is unlikely that both positions would prove profitable, in retrospect, one or both trades will appear to have been unnecessary. It is Campbell’s policy to follow trades signaled by each trading model independently of the other models. Campbell’s trading models may include trend-following trading models, counter-trend trading models, and trading models that do not seek to identify or follow price trends at all.

Campbell applies risk management and portfolio management strategies to measure and manage overall portfolio risk. These strategies include portfolio structure, risk balance, capital allocation, and risk limitation. One objective of risk and portfolio management is to determine periods of relatively high and low portfolio risk, and when such points are reached, Campbell may reduce or increase position size accordingly. It is possible, however, that this reduction or increase in position size may not enhance the results achieved over time.

FUTURES MARKETS TRADED

Markets traded may include, but are not limited to, the following:

INTEREST RATES British long gilt British Short Sterling Canadian bonds Eurodollars Euro bonds Japanese government bond U.S. Treasury bonds U.S. Treasury notes	FOREIGN EXCHANGE Australian dollar British pound Canadian dollar Euro Hong Kong dollar Japanese yen Mexican peso New Zealand dollar Singapore dollar South African rand Swiss franc U.S. dollar METALS Copper Nickel Zinc	ENERGIES
Brent crude oil
Crude oil
Gas oil
Heating oil
Natural gas
Unleaded gas
STOCK INDICES
DAX Index
Euro Stox 50 Index
FTSE Index
Hang Seng Index
IBEX 35 Index
NASDAQ 100 Index
Nikkei 225 Index
S&P 500 Index
Taiwan Stock Index

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CHARTER CAMPBELL PRO FORMA PERFORMANCE

1983	1984	1985	1986	1987	1988	1989	1990	1991	1992	1993
-5.61%	29.51%	31.11%	-25.99%	78.40%	1.44%	30.11%	24.77%	23.22%	6.09%	-1.30%
(9 months)
1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
-20.35%	11.50%	26.39%	13.39%	14.34%	3.00%	10.30%	0.82%	12.69%	16.57%	-2.77%
										(9 months)

ROLLING 12-MONTH PERFORMANCE VS. CISDM PUBLIC FUND INDEX

HISTORICAL PERFORMANCE COMPARISON (12/31/83 = $1,000)

CORRELATION ANALYSIS (4/83 - 9/04)

Note: The closer the value to zero, the lower the correlation to the indexes compared.

	Charter Campbell Pro Forma	CISDM	S&P	CITI	EAFE
Campbell FME Large Portfolio--Pro Forma	1.00	0.75	0.12	0.12	0.01
CISDM Public Fund Index		1.00	0.02	0.22	-0.01
S & P 500 Index			1.00	0.26	0.58
Citigroup Corporate Bond Index				1.00	0.14
MSCI EAFE Index					1.00

*Performance data for the CISDM Public Fund Index begins in January 1984.

The S&P 500 Index, Citigroup Corporate Bond Index and MSCI EAFE Index performance data for stocks, corporate bonds, and international stocks, respectively, are provided by Strategic Financial Solutions, LLC, Memphis, TN. The CISDM Public Fund Index performance data for managed futures is provided by Managed Account Reports LLC, New York, N.Y.

Risk Considerations: Typically, managed futures investments are speculative, involve a high degree of risk, have substantial charges and are suitable only for the risk capital portion of an investor’s portfolio. Before investing in any partnership and in order to make an informed decision, you should read the Charter Series prospectus carefully for complete information, including charges, expenses, and risks. Financial Advisors should also read the prospectus before discussing managed futures with clients.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

      The following charts update and replace through September 30, 2004, the “Fund Asset History” charts on pages 138-139.

Charter Graham
Fund Asset History

Charter Millburn
Fund Asset History

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Fund Asset History

Charter Campbell
Fund Asset History

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2004, the “Historical Performance Comparison” charts on pages 140-141. As of September 30, 2004, there were 53 public managed futures funds included in the calculation of the CISDM Public Fund Index.

Charter Graham vs. CISDM Public Fund Index
Historical Performance Comparison

Charter Millburn vs. CISDM Public Fund Index
Historical Performance Comparison

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM vs. CISDM Public Fund Index
Historical Performance Comparison

Charter Campbell vs. CISDM Public Fund Index
Historical Performance Comparison

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2004, the “Historical Performance Comparison (Rate of Return)” charts on pages 142 - 143.

Charter Graham vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

Charter Millburn vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

Charter Campbell vs. CISDM Public Fund Index
Historical Performance Comparison (Rate of Return)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

      The following charts update and replace through September 30, 2004, the “Historical Performance” charts on pages 144-148.

Charter Graham
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return	12 Mo. Holding Period		24 Mo. Holding Period
Feb-99			10.00
Mar-99	(8	.00)%	9.20	(8	.00)%
Apr-99	4.24%		9.59
May-99	(5	.94)%	9.02
Jun-99	6.65%		9.62	4.57%
Jul-99	(2	.60)%	9.37
Aug-99	4.70%		9.81
Sep-99	1.22%		9.93	3.22%
Oct-99	(6	.04)%	9.33
Nov-99	1.82%		9.50
Dec-99	8.32%		10.29	3.63%		2.90%
Jan-00	2.53%		10.55
Feb-00	(2	.37)%	10.30				3.00%
Mar-00	0.29%		10.33	0.39%			12.28%
Apr-00	(4	.94)%	9.82				2.40%
May-00	(3	.97)%	9.43				4.55%
Jun-00	(5	.51)%	8.91	(13	.75)%		(7	.38)%
Jul-00	(1	.80)%	8.75				(6	.62)%
Aug-00	7.09%		9.37				(4	.49)%
Sep-00	(1	.60)%	9.22	3.48%			(7	.15)%
Oct-00	2.93%		9.49				1.71%
Nov-00	16.54%		11.06				16.42%
Dec-00	13.47%		12.55	36.12%		21.96%	21.96%
Jan-01	(1	.99)%	12.30				16.59%
Feb-01	3.41%		12.72				23.50%		27.20%
Mar-01	8.41%		13.79	9.88%			33.49%		49.89%
Apr-01	(10	.66)%	12.32				25.46%		28.47%
May-01	0.81%		12.42				31.71%		37.69%
Jun-01	(0	.64)%	12.34	(10	.51)%		38.50%		28.27%
Jul-01	(3	.57)%	11.90				36.00%		27.00%
Aug-01	6.05%		12.62				34.69%		28.64%
Sep-01	14.82%		14.49	17.42%			57.16%		45.92%
Oct-01	9.18%		15.82				66.70%		69.56%
Nov-01	(13	.72)%	13.65				23.42%		43.68%
Dec-01	0.88%		13.77	(4	.97)%	9.72%	9.72%		33.82%
Jan-02	1.60%		13.99				13.74%		32.61%
Feb-02	(3	.22)%	13.54				6.45%		31.46%
Mar-02	(3	.18)%	13.11	(4	.79)%		(4	.93)%	26.91%
Apr-02	(8	.09)%	12.05				(2	.19)%	22.71%
May-02	5.31%		12.69				2.17%		34.57%
Jun-02	13.87%		14.45	10.22%			17.10%		62.18%
Jul-02	15.92%		16.75				40.76%		91.43%
Aug-02	6.87%		17.90				41.84%		91.04%
Sep-02	7.09%		19.17	32.66%			32.30%		107.92%
Oct-02	(7	.25)%	17.78				12.39%		87.36%
Nov-02	(3	.32)%	17.19				25.93%		55.42%
Dec-02	9.60%		18.84	(1	.72)%	36.82%	36.82%		50.12%
Jan-03	8.39%		20.42				45.96%		66.02%
Feb-03	8.62%		22.18				63.81%		74.37%
Mar-03	(9	.65)%	20.04	6.37%			52.86%		45.32%
Apr-03	0.50%		20.14				67.14%		63.47%
May-03	9.19%		21.99				73.29%		77.05%
Jun-03	(7	.14)%	20.42	1.90%			41.31%		65.48%
Jul-03	(1	.86)%	20.04				19.64%		68.40%
Aug-03	2.45%		20.53				14.69%		62.68%
Sep-03	(11	.15)%	18.24	(10	.68)%		(4	.85)%	25.88%
Oct-03	10.03%		20.07				12.88%		26.86%
Nov-03	2.24%		20.52				19.37%		50.33%
Dec-03	6.63%		21.88	19.96%		16.14%	16.14%		58.90%
Jan-04	1.14%		22.13				8.37%		58.18%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Graham
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-04	8.13%		23.93					7.89%		76.74%
Mar-04	(0	.67)%	23.77	8.64%				18.61%		81.31%
Apr-04	(10	.18)%	21.35					6.01%		77.18%
May-04	(3	.98)%	20.50					(6	.78)%	61.54%
Jun-04	(4	.88)%	19.50	(17	.96)%			(4	.51)%	34.95%
Jul-04	(5	.28)%	18.47					(7	.83)%	10.27%
Aug-04	(0	.22)%	18.43					(10	.23)%	2.96%
Sep-04	2.50%		18.89	(3	.13)%	(13	.67)%	3.56%		(1	.46)%
Compounded Annual ROR:				12.06%
Standard Deviation of Monthly Returns:				7.04%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Millburn
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-99			10.00
Mar-99	(0	.50)%	9.95	(0	.50)%
Apr-99	5.03%		10.45
May-99	(3	.54)%	10.08
Jun-99	5.16%		10.60	6.53%
Jul-99	(3	.77)%	10.20
Aug-99	0.98%		10.30
Sep-99	0.19%		10.32	(2	.64)%
Oct-99	(12	.69)%	9.01
Nov-99	1.44%		9.14
Dec-99	1.53%		9.28	(10	.08)%	(7	.20)%
Jan-00	2.16%		9.48
Feb-00	(1	.79)%	9.31					(6	.90)%
Mar-00	(5	.26)%	8.82	(4	.96)%			(11	.36)%
Apr-00	0.68%		8.88					(15	.02)%
May-00	(2	.25)%	8.68					(13	.89)%
Jun-00	(4	.72)%	8.27	(6	.24)%			(21	.98)%
Jul-00	(1	.45)%	8.15					(20	.10)%
Aug-00	3.07%		8.40					(18	.45)%
Sep-00	(2	.26)%	8.21	(0	.73)%			(20	.45)%
Oct-00	4.02%		8.54					(5	.22)%
Nov-00	4.45%		8.92					(2	.41)%
Dec-00	16.59%		10.40	26.67%		12.07%		12.07%
Jan-01	0.58%		10.46					10.34%
Feb-01	(2	.29)%	10.22					9.77%		2.20%
Mar-01	9.69%		11.21	7.79%				27.10%		12.66%
Apr-01	(6	.69)%	10.46					17.79%		0.10%
May-01	1.63%		10.63					22.47%		5.46%
Jun-01	(3	.01)%	10.31	(8	.03)%			24.67%		(2	.74)%
Jul-01	(6	.21)%	9.67					18.65%		(5	.20)%
Aug-01	2.69%		9.93					18.21%		(3	.59)%
Sep-01	(3	.42)%	9.59	(6	.98)%			16.81%		(7	.07)%
Oct-01	4.69%		10.04					17.56%		11.43%
Nov-01	(10	.16)%	9.02					1.12%		(1	.31)%
Dec-01	2.33%		9.23	(3	.75)%	(11	.25)%	(11	.25)%	(0	.54)%
Jan-02	1.30%		9.35					(10	.61)%	(1	.37)%
Feb-02	(4	.49)%	8.93					(12	.62)%	(4	.08)%
Mar-02	0.67%		8.99	(2	.60)%			(19	.80)%	1.93%
Apr-02	(4	.56)%	8.58					(17	.97)%	(3	.38)%
May-02	4.31%		8.95					(15	.80)%	3.11%
Jun-02	14.97%		10.29	14.46%				(0	.19)%	24.43%
Jul-02	7.19%		11.03					14.06%		35.34%
Aug-02	1.36%		11.18					12.59%		33.10%
Sep-02	6.80%		11.94	16.03%				24.50%		45.43%
Oct-02	(9	.38)%	10.82					7.77%		26.70%
Nov-02	(4	.90)%	10.29					14.08%		15.36%
Dec-02	8.65%		11.18	(6	.37)%	21.13%		21.13%		7.50%
Jan-03	4.65%		11.70					25.13%		11.85%
Feb-03	6.75%		12.49					39.87%		22.21%
Mar-03	(11	.05)%	11.11	(0	.63)%			23.58%		(0	.89)%
Apr-03	0.18%		11.13					29.72%		6.41%
May-03	11.59%		12.42					38.77%		16.84%
Jun-03	(5	.23)%	11.77	5.94%				14.38%		14.16%
Jul-03	1.44%		11.94					8.25%		23.47%
Aug-03	1.68%		12.14					8.59%		22.26%
Sep-03	(0	.58)%	12.07	2.55%				1.09%		25.86%
Oct-03	(8	.95)%	10.99					1.57%		9.46%
Nov-03	(2	.82)%	10.68					3.79%		18.40%
Dec-03	4.03%		11.11	(7	.95)%	(0	.63)%	(0	.63)%	20.37%
Jan-04	1.26%		11.25					(3	.85)%	20.32%
Feb-04	3.64%		11.66					(6	.65)%	30.57%
Mar-04	(1	.80)%	11.45	3.06%				3.06%		27.36%
Apr-04	(11	.09)%	10.18					(8	.54)%	18.65%
May-04	(2	.16)%	9.96					(19	.81)%	11.28%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Millburn
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Jun-04	(4	.72)%	9.49	(17	.12)%			(19	.37)%	(7	.77)%
Jul-04	(5	.27)%	8.99					(24	.71)%	(18	.50)%
Aug-04	(2	.34)%	8.78					(27	.68)%	(21	.47)%
Sep-04	1.03%		8.87	(6	.53)%	(20	.16)%	(26	.51)%	(25	.71)%
Compounded Annual ROR:				(2	.12)%
Standard Deviation of Monthly Returns:				5.79%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Feb-94			10.00
Mar-94	2.28%		10.23	2.28%
Apr-94	(2	.36)%	9.99
May-94	2.58%		10.24
Jun-94	2.15%		10.46	2.31%
Jul-94	(4	.57)%	9.99
Aug-94	(5	.22)%	9.46
Sep-94	(1	.44)%	9.33	(10	.86)%
Oct-94	4.96%		9.79
Nov-94	1.72%		9.96
Dec-94	(6	.95)%	9.27	(0	.65)%	(7	.32)%
Jan-95	(12	.87)%	8.07
Feb-95	11.47%		9.00					(9	.99)%
Mar-95	28.77%		11.59	25.06%				13.32%
Apr-95	4.41%		12.10					21.18%
May-95	1.21%		12.25					19.56%
Jun-95	(2	.60)%	11.93	2.92%				14.00%
Jul-95	0.48%		11.99					20.03%
Aug-95	3.58%		12.41					31.17%
Sep-95	(4	.93)%	11.80	(1	.06)%			26.53%
Oct-95	(1	.79)%	11.59					18.39%
Nov-95	(4	.17)%	11.11					11.54%
Dec-95	1.68%		11.30	(4	.30)%	21.88%		21.88%
Jan-96	2.85%		11.62					43.87%
Feb-96	(11	.64)%	10.27					14.05%		2.65%
Mar-96	0.89%		10.36	(8	.31)%			(10	.65)%	1.25%
Apr-96	3.90%		10.76					(11	.08)%	7.75%
May-96	(4	.67)%	10.26					(16	.24)%	0.14%
Jun-96	(1	.55)%	10.10	(2	.48)%			(15	.34)%	(3	.49)%
Jul-96	5.97%		10.70					(10	.71)%	7.18%
Aug-96	(2	.48)%	10.44					(15	.93)%	10.27%
Sep-96	4.88%		10.95	8.38%				(7	.26)%	17.34%
Oct-96	8.88%		11.92					2.82%		21.72%
Nov-96	7.53%		12.82					15.37%		28.68%
Dec-96	(8	.37)%	11.74	7.29%		3.97%		3.97%		26.71%
Jan-97	10.03%		12.92					11.23%		60.02%
Feb-97	6.10%		13.71					33.56%		52.32%
Mar-97	(8	.05)%	12.61	7.34%				21.72%		8.76%
Apr-97	(5	.89)%	11.86					10.25%		(1	.97)%
May-97	0.37%		11.91					16.07%		(2	.78)%
Jun-97	0.41%		11.96	(5	.15)%			18.38%		0.23%
Jul-97	15.17%		13.77					28.65%		14.88%
Aug-97	(3	.21)%	13.33					27.70%		7.36%
Sep-97	4.51%		13.93	16.50%				27.25%		18.01%
Oct-97	(4	.59)%	13.29					11.50%		14.64%
Nov-97	6.81%		14.19					10.75%		27.77%
Dec-97	4.43%		14.82	6.42%		26.22%		26.22%		31.23%
Jan-98	(1	.65)%	14.58					12.82%		25.49%
Feb-98	(2	.21)%	14.26					3.98%		38.88%
Mar-98	(0	.69)%	14.16	(4	.49)%			12.31%		36.70%
Apr-98	(5	.90)%	13.32					12.29%		23.80%
May-98	6.70%		14.21					19.38%		38.57%
Jun-98	(0	.81)%	14.10	(0	.41)%			17.92%		39.60%
Jul-98	(4	.53)%	13.46					(2	.24)%	25.77%
Aug-98	15.33%		15.52					16.48%		48.74%
Sep-98	1.62%		15.78	11.89%				13.26%		44.12%
Oct-98	1.57%		16.02					20.58%		34.45%
Nov-98	(5	.12)%	15.20					7.11%		18.62%
Dec-98	2.44%		15.57	(1	.28)%	5.07%		5.07%		32.62%
Jan-99	(5	.38)%	14.74					1.08%		14.04%
Feb-99	1.34%		14.93					4.76%		8.93%
Mar-99	(3	.27)%	14.45	(7	.25)%			2.04%		14.60%
Apr-99	2.78%		14.85					11.45%		25.15%
May-99	(4	.36)%	14.20					(0	.10)%	19.26%
Jun-99	0.54%		14.28	(1	.17)%			1.26%		19.41%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter MSFCM
Historical Performance (continued)

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period		24 Mo. Holding Period
Jul-99	(0	.47)%	14.21					5.56%		3.19%
Aug-99	5.00%		14.92					(3	.89)%	11.95%
Sep-99	0.14%		14.94	4.66%				(5	.29)%	7.27%
Oct-99	(9	.69)%	13.49					(15	.79)%	1.54%
Nov-99	2.39%		13.82					(9	.12)%	(2	.66)%
Dec-99	2.35%		14.14	(5	.36)%	(9	.21)%	(9	.21)%	(4	.60)%
Jan-00	(0	.68)%	14.04					(4	.69)%	(3	.66)%
Feb-00	(0	.66)%	13.95					(6	.58)%	(2	.13)%
Mar-00	4.72%		14.61	3.33%				1.14%		3.20%
Apr-00	2.15%		14.92					0.52%		12.03%
May-00	2.34%		15.27					7.56%		7.45%
Jun-00	(4	.32)%	14.61	0.03%				2.37%		3.65%
Jul-00	(7	.75)%	13.48					(5	.12)%	0.16%
Aug-00	3.32%		13.93					(6	.64)%	(10	.28)%
Sep-00	(1	.33)%	13.74	(5	.96)%			(8	.02)%	(12	.89)%
Oct-00	1.29%		13.92					3.16%		(13	.13)%
Nov-00	4.31%		14.52					5.10%		(4	.49)%
Dec-00	20.52%		17.50	27.34%		23.77%		23.77%		12.37%
Jan-01	(4	.29)%	16.75					19.27%		13.67%
Feb-01	0.42%		16.82					20.56%		12.63%
Mar-01	7.07%		18.01	2.91%				23.27%		24.68%
Apr-01	(7	.72)%	16.62					11.36%		11.94%
May-01	5.96%		17.61					15.30%		24.01%
Jun-01	(2	.10)%	17.24	(4	.28)%			17.97%		20.76%
Jul-01	(0	.93)%	17.08					26.69%		20.21%
Aug-01	4.68%		17.88					28.37%		19.84%
Sep-01	(1	.29)%	17.65	2.38%				28.43%		18.13%
Oct-01	7.54%		18.98					36.36%		40.67%
Nov-01	(7	.80)%	17.50					20.52%		26.67%
Dec-01	(3	.31)%	16.92	(4	.14)%	(3	.31)%	(3	.31)%	19.66%
Jan-02	1.65%		17.20					2.69%		22.47%
Feb-02	(2	.27)%	16.81					(0	.06)%	20.49%
Mar-02	(0	.06)%	16.80	(0	.71)%			(6	.72)%	14.99%
Apr-02	1.07%		16.98					2.17%		13.77%
May-02	6.71%		18.12					2.90%		18.64%
Jun-02	11.37%		20.18	20.12%				17.05%		38.09%
Jul-02	3.77%		20.94					22.60%		55.33%
Aug-02	3.39%		21.65					21.09%		55.44%
Sep-02	3.19%		22.34	10.70%				26.57%		62.56%
Oct-02	(8	.59)%	20.42					7.59%		46.70%
Nov-02	0.64%		20.55					17.43%		41.53%
Dec-02	6.28%		21.84	(2	.24)%	29.08%		29.08%		24.80%
Jan-03	12.73%		24.62					43.14%		46.99%
Feb-03	11.70%		27.50					63.59%		63.50%
Mar-03	(9	.78)%	24.81	13.60%				47.68%		37.76%
Apr-03	2.98%		25.55					50.47%		53.73%
May-03	3.48%		26.44					45.92%		50.14%
Jun-03	(12	.78)%	23.06	(7	.05)%			14.27%		33.76%
Jul-03	1.91%		23.50					12.23%		37.59%
Aug-03	(4	.64)%	22.41					3.51%		25.34%
Sep-03	(5	.27)%	21.23	(7	.94)%			(4	.97)%	20.28%
Oct-03	(5	.84)%	19.99					(2	.11)%	5.32%
Nov-03	(0	.30)%	19.93					(3	.02)%	13.89%
Dec-03	3.96%		20.72	(2	.40)%	(5	.13)%	(5	.13)%	22.46%
Jan-04	(0	.14)%	20.69					(15	.96)%	20.29%
Feb-04	7.10%		22.16					(19	.42)%	31.83%
Mar-04	(5	.01)%	21.05	1.59%				(15	.16)%	25.30%
Apr-04	(9	.98)%	18.95					(25	.83)%	11.60%
May-04	(3	.69)%	18.25					(30	.98)%	0.72%
Jun-04	(8	.16)%	16.76	(20	.38)%			(27	.32)%	(16	.95)%
Jul-04	(4	.89)%	15.94					(32	.17)%	(23	.88)%
Aug-04	4.33%		16.63					(25	.79)%	(23	.19)%
Sep-04	0.54%		16.72	(0	.24)%	(19	.31)%	(21	.24)%	(25	.16)%
Compounded Annual ROR:				4.98%
Standard Deviation of Monthly Returns:				6.38%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Charter Campbell
Historical Performance

Month	Monthly Return		NAV/Unit	Qrtly Return		Annual Return		12 Mo. Holding Period	24 Mo. Holding Period
Sep-02			10.00
Oct-02	(5	.60)%	9.44
Nov-02	(1	.91)%	9.26
Dec-02	3.46%		9.58	(4	.20)%	(4	.20)%
Jan-03	7.52%		10.30
Feb-03	7.38%		11.06
Mar-03	(6	.06)%	10.39	8.46%
Apr-03	2.98%		10.70
May-03	2.34%		10.95
Jun-03	(1	.46)%	10.79	3.85%
Jul-03	(5	.19)%	10.23
Aug-03	2.15%		10.45
Sep-03	(1	.34)%	10.31	(4	.45)%			3.10%
Oct-03	2.23%		10.54					11.65%
Nov-03	0.85%		10.63					14.79%
Dec-03	4.80%		11.14	8.05%		16.28%		16.28%
Jan-04	2.69%		11.44					11.07%
Feb-04	10.58%		12.65					14.38%
Mar-04	0.63%		12.73	14.27%				22.52%
Apr-04	(6	.99)%	11.84					10.65%
May-04	(0	.84)%	11.74					7.21%
Jun-04	(3	.58)%	11.32	(11	.08)%			4.91%
Jul-04	(1	.06)%	11.20					9.48%
Aug-04	(1	.34)%	11.05					5.74%
Sep-04	(1	.72)%	10.86	(4	.06)%	(2	.51)%	5.33%
Compounded Annual ROR:				4	4.21%
Standard Deviation of Monthly Returns:				4.46%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

NOTICE TO KANSAS RESIDENTS

      The following updates and supplements the “State Suitability Requirements” in the Subscription Agreement and Power of Attorney included as Exhibit B to the Prospectus.

      By signing the Subscription and Exchange Agreement and Power of Attorney, Kansas residents will be deemed to represent and warrant that they meet the following special suitability requirements.

Kansas:   Solely with respect to subscribers who have not purchsed Units of any Charter Series partnership at or prior to the September 30, 2004 Monthly Closing, (a) $225,000 NW, or (b) $60,000 NW and $60,000 AI.

      In addition, it is recommended that Kansas investors (both current and new) not invest, in the aggregate, more than 10% of their net worth (exclusive of home, furnishings, and automobiles) in the Charter Series and other managed futures investments.

FINANCIAL STATEMENTS

INDEX

Page
Morgan Stanley Charter Series
Report of Independent Registered Public Accounting Firm	S-65
Statements of Financial Condition as of September 30, 2004 (unaudited) and as of December 31, 2003 and 2002	S-66

Statements of Operations for the nine months ended September 30, 2004 (unaudited) and September 30, 2003 (unaudited), for the three years in the period ended December 31, 2003 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the period from October 1, 2002 (commencement of operations) to December 31, 2003 for Morgan Stanley Charter Campbell L.P.

S-70

Statements of Changes in Partners’ Capital for the nine months ended September 30, 2004 (unaudited), for the three years in the period ended December 31, 2003 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the period from October 1, 2002 (commencement of operations) to December 31, 2003 for Morgan Stanley Charter Campbell L.P.

S-74

Statements of Cash Flows for the nine months ended September 30, 2004 (unaudited) and September 30, 2003 (unaudited), for the three years in the period ended December 31, 2003 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the period from October 1, 2002 (commencement of operations) to December 31, 2003 for Morgan Stanley Charter Campbell L.P.

S-76
Schedules of Investments	S-80
Notes to Financial Statements	S-84
Demeter Management Corporation
Independent Auditors’ Report	S-92
Statements of Financial Condition as of August 31, 2004 (unaudited) and as of November 30, 2003 and 2002	S-93
Notes to Statements of Financial Condition	S-94

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Limited Partners and the General Partner of
   Morgan Stanley Charter Graham L.P.
   Morgan Stanley Charter Millburn L.P.
   Morgan Stanley Charter MSFCM L.P.
   Morgan Stanley Charter Campbell L.P.:

We have audited the accompanying statements of financial condition, including the schedules of investments, of Morgan Stanley Charter Campbell L.P., Morgan Stanley Charter MSFCM L.P., Morgan Stanley Charter Graham L.P. and Morgan Stanley Charter Millburn L.P., (collectively, the “Partnerships”) as of December 31, 2003 and 2002, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2003 for Morgan Stanley Charter MSFCM L.P., Morgan Stanley Charter Graham L.P. and Morgan Stanley Charter Millburn L.P., and for the year ended December 31, 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Charter Campbell L.P., Morgan Stanley Charter MSFCM L.P., Morgan Stanley Charter Graham L.P. and Morgan Stanley Charter Millburn L.P. as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 for Morgan Stanley Charter MSFCM L.P., Morgan Stanley Charter Graham L.P. and Morgan Stanley Charter Millburn L.P. and for the year ended December 31, 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. in conformity with accounting principles generally accepted in the United States of America.

March 2, 2004
New York, New York

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2004	2003	2002
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	347,406,370	245,088,422	104,510,473
Net unrealized gain on open contracts (Morgan Stanley & Co.)	21,815,085	9,532,167	9,176,225
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	674,637	6,934,499	(1,963,300)

Total net unrealized gain on open contracts	22,489,722	16,466,666	7,212,925

Total Trading Equity	369,896,092	261,555,088	111,723,398
Subscriptions receivable	11,297,637	14,005,999	5,780,876
Interest receivable (Morgan Stanley DW)	407,594	196,094	113,169

Total Assets	381,601,323	275,757,181	117,617,443

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	2,864,704	3,370,668	482,247
Accrued brokerage fees (Morgan Stanley DW)	1,869,666	1,270,243	570,067
Accrued management fees	598,293	406,478	168,909

Total Liabilities	5,332,663	5,047,389	1,221,223

PARTNERS’ CAPITAL
Limited Partners (19,706,408.397, 12,239,934.203 and 6,112,309.183 Units, respectively)	372,219,332	267,851,230	115,164,948
General Partner (214,383,562, 130,627.064 and 65,349.049 Units, respectively)	4,049,328	2,858,562	1,231,272

Total Partners’ Capital	376,268,660	270,709,792	116,396,220

Total Liabilities and Partners’ Capital	381,601,323	275,757,181	117,617,443

NET ASSET VALUE PER UNIT	18.89	21.88	18.84

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2004	2003	2002
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	49,049,120	59,756,846	40,616,156
Net unrealized gain on open contracts (Morgan Stanley & Co.)	3,126,168	4,376,376	2,778,058
Net unrealized loss on open contracts (Morgan Stanley International)	--	--	(136,681)

Total net unrealized gain on open contracts	3,126,168	4,376,376	2,641,377

Total Trading Equity	52,175,288	64,133,222	43,257,533
Subscriptions receivable	627,835	2,719,812	1,528,398
Interest receivable (Morgan Stanley DW)	64,722	45,599	48,632

Total Assets	52,867,845	66,898,633	44,834,563

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	1,492,535	1,601,321	266,141
Accrued brokerage fees (Morgan Stanley DW)	267,584	319,177	222,620
Accrued management fees	85,626	102,137	65,961

Total Liabilities	1,845,745	2,022,635	554,722

PARTNERS’ CAPITAL
Limited Partners (5,687,242.702, 5,778,353.071 and 3,916,281.429 Units, respectively)	50,426,305	64,188,800	43,800,015
General Partner (67,195.701, 61,862.368 and 42,902.576 Units, respectively)	595,795	687,198	479,826

Total Partners’ Capital	51,022,100	64,875,998	44,279,841

Total Liabilities and Partners’ Capital	52,867,845	66,898,633	44,834,563

NET ASSET VALUE PER UNIT	8.87	11.11	11.18

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2004	2003	2002
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	182,786,510	161,809,223	73,899,220
Net unrealized gain on open contracts (Morgan Stanley & Co.)	5,773,164	3,139,491	9,592,834
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	(1,567,341)	3,771,371	(2,026,931)

Total net unrealized gain on open contracts	4,205,823	6,910,862	7,565,903

Total Trading Equity	186,992,333	168,720,085	81,465,123
Subscriptions receivable	4,189,894	8,566,805	3,667,007
Interest receivable (Morgan Stanley DW)	232,260	122,459	78,484

Total Assets	191,414,487	177,409,349	85,210,614

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	2,410,901	2,825,203	276,125
Accrued brokerage fees (Morgan Stanley DW)	963,661	840,610	428,726
Accrued management fees (Morgan Stanley Futures & Currency Management Inc.)	308,372	268,996	127,030

Total Liabilities	3,682,934	3,934,809	831,881

PARTNERS’ CAPITAL
Limited Partners (11,110,877.542, 8,284,969.696 and 3,820,623.306 Units, respectively)	185,756,278	171,628,106	83,443,360
General Partner (118,149.642, 89,132.554 and 42,827.965 Units, respectively)	1,975,275	1,846,434	935,373

Total Partners’ Capital	187,731,553	173,474,540	84,378,733

Total Liabilities and Partners’ Capital	191,414,487	177,409,349	85,210,614

NET ASSET VALUE PER UNIT	16.72	20.72	21.84

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF FINANCIAL CONDITION

		December 31,
	September 30, 2004	2003	2002
	$	$	$
	(Unaudited)
ASSETS
Equity in futures interests trading accounts:
Cash	213,939,306	97,828,371	15,406,094
Net unrealized gain on open contracts (Morgan Stanley & Co.)	5,111,639	5,068,363	500,205
Net unrealized gain (loss) on open contracts (Morgan Stanley International)	128,755	144,170	(3,518)

Total net unrealized gain on open contracts	5,240,394	5,212,533	496,687

Total Trading Equity	219,179,700	103,040,904	15,902,781
Subscriptions receivable	10,435,732	9,775,917	3,827,157
Interest receivable (Morgan Stanley DW)	257,748	70,846	13,716

Total Assets	229,873,180	112,887,667	19,743,654

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Redemptions payable	1,250,211	825,951	20,297
Accrued brokerage fees (Morgan Stanley DW)	1,154,036	508,438	85,912
Accrued management fees	489,311	215,577	35,002
Accrued incentive fees	--	9,503	--

Total Liabilities	2,893,558	1,559,469	141,211

PARTNERS’ CAPITAL
Limited Partners (20,664,685.906, 9,879,493.243 and 2,023,938.819 Units, respectively)	224,474,592	110,098,161	19,384,720
General Partner (230,608.056, 110,375.550 and 22,732.308 Units, respectively)	2,505,030	1,230,037	217,723

Total Partners’ Capital	226,979,622	111,328,198	19,602,443

Total Liabilities and Partners’ Capital	229,873,180	112,887,667	19,743,654

NET ASSET VALUE PER UNIT	10.86	11.14	9.58

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
REVENUES
Trading profit (loss):
Realized	(36,859,590)	17,730,625	36,375,835	26,923,850	9,678,296
Net change in unrealized	6,023,056	(17,368,878)	9,253,741	6,346,817	(2,549,392)

Total Trading Results	(30,836,894)	361,747	45,629,576	33,270,667	7,128,904
Interest income (Morgan Stanley DW)	2,505,571	1,308,415	1,799,417	1,164,347	1,250,516

Total	(28,331,323)	1,670,162	47,428,993	34,435,014	8,379,420

EXPENSES
Brokerage fees (Morgan Stanley DW)	15,800,402	8,383,693	11,874,342	4,751,864	2,476,549
Incentive fees	5,135,381	4,657,891	4,657,891	3,660,660	1,936,526
Management fees	5,056,129	2,534,513	3,651,522	1,395,472	707,585

Total	25,991,912	15,576,097	20,183,755	9,807,996	5,120,660

NET INCOME (LOSS)	(54,323,235)	(13,905,935)	27,245,238	24,627,018	3,258,760

Net Income (Loss) Allocation:
Limited Partners	(53,724,001)	(13,752,244)	26,947,948	24,356,676	3,223,806
General Partner	(599,234)	(153,691)	297,290	270,342	34,954
Net Income (Loss) per Unit:
Limited Partners	(2.99)	(0.60)	3.04	5.07	1.22
General Partner	(2.99)	(0.60)	3.04	5.07	1.22

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
REVENUES
Trading profit (loss):
Realized	(9,278,304)	6,089,659	1,603,313	8,189,036	1,548,568
Net change in unrealized	(1,250,208)	1,118,584	1,734,999	1,206,647	(3,536,111)

Total Trading Results	(10,528,512)	7,208,243	3,338,312	9,395,683	(1,987,543)
Interest income (Morgan Stanley DW)	489,329	494,587	629,921	603,947	1,143,337

Total	(10,039,183)	7,702,830	3,968,233	9,999,630	(844,206)

EXPENSES
Brokerage fees (Morgan Stanley DW)	2,941,710	2,683,494	3,658,103	2,355,852	2,168,012
Management fees	941,348	810,549	1,122,424	690,564	619,432
Incentive fees	--	476,219	476,219	99,341	--

Total	3,883,058	3,970,262	5,256,746	3,145,757	2,787,444

NET INCOME (LOSS)	(13,922,241)	3,732,568	(1,288,513)	6,853,873	(3,631,650)

Net Income (Loss) Allocation:
Limited Partners	(13,770,838)	3,690,885	(1,275,885)	6,779,217	(3,592,200)
General Partner	(151,403)	41,683	(12,628)	74,656	(39,450)
Net Income (Loss) Unit:
Limited Partners	(2.24)	0.89	(0.07)	1.95	(1.17)
General Partner	(2.24)	0.89	(0.07)	1.95	(1.17)

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
REVENUES
Trading profit (loss):
Realized	(29,069,182)	465,445	(3,248,330)	12,083,168	5,807,007
Net change in unrealized	(2,705,039)	(3,999,822)	(655,041)	8,667,368	(4,973,466)
Proceeds from Litigation Settlement	2,880	--	--	292,406	--

Total Trading Results	(31,771,341)	(3,534,377)	(3,903,371)	21,042,942	833,541
Interest income (Morgan Stanley DW)	1,515,552	972,778	1,305,055	937,878	1,431,775

Total	(30,255,789)	(2,561,599)	(2,598,316)	21,980,820	2,265,316

EXPENSES
Brokerage fees (Morgan Stanley DW)	8,916,938	6,489,015	8,960,530	3,858,279	2,759,119
Management fees (Morgan Stanley Futures & Currency Management)	2,853,422	1,961,579	2,752,466	1,132,395	788,319
Incentive fees (Morgan Stanley Futures & Currency Management)	--	2,010,766	2,010,766	2,582,720	148,065

Total	11,770,360	10,461,360	13,723,762	7,573,394	3,695,503

NET INCOME (LOSS)	(42,026,149)	(13,022,959)	(16,322,078)	14,407,426	(1,430,187)

Net Income (Loss) Allocation:
Limited Partners	(41,564,990)	(12,880,529)	(16,143,139)	14,239,699	(1,410,776)
General Partner	(461,159)	(142,430)	(178,939)	167,727	(19,411)
Net Income (Loss) per Unit (Note 1):
Limited Partners	(4.00)	(0.61)	(1.12)	4.92	(0.58)
General Partner	(4.00)	(0.61)	(1.12)	4.92	(0.58)

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30, 2004
	2004	2003	For the Year ended December 31, 2003	For the Period from October 1, 2002 (Commencement of Operations) to December 31, 2002
	$ (Unaudited)	$ (Unaudited)	$	$
		$
REVENUES
Trading profit (loss):
Realized	2,276,947	2,271,578	8,138,778	(424,353)
Net change in unrealized	27,861	1,431,331	4,715,846	496,687

Total Trading Results	2,304,808	3,702,909	12,854,624	72,334
Interest income (Morgan Stanley DW)	1,379,960	336,106	522,737	35,475

Total	3,684,768	4,039,015	13,377,361	107,809

EXPENSES
Brokerage fees (Morgan Stanley DW)	8,289,961	2,396,856	3,807,406	201,253
Incentive fees	4,265,659	623,449	632,951	--
Management fees	3,514,942	988,883	1,586,956	81,992

Total	16,070,562	4,009,188	6,027,313	283,245

NET INCOME (LOSS)	(12,835,794)	29,827	7,350,048	(175,436)

Net Income (Loss) Allocation:
Limited Partners	(12,250,787)	28,243	7,267,734	(173,159)
General Partner	(135,007)	1,584	82,314	(2,277)
Net Income (Loss) per Unit:
Limited Partners	(0.28)	0.73	1.56	(0.42)
General Partner	(0.28)	0.73	1.56	(0.42)

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Nine Months Ended
September 30, 2004 (Unaudited), and
For the Years Ended December 31, 2003, 2002 and 2001

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter Graham L.P.
Partners’ Capital, December 31, 2000	2,291,643.790	28,446,182	324,976	28,771,158
Offering of Units	1,560,633.916	20,661,938	151,000	20,812,938
Net income	--	3,223,806	34,954	3,258,760
Redemptions	(371,731.370)	(4,902,088)	--	(4,902,088)

Partners’ Capital, December 31, 2001	3,480,546.336	47,429,838	510,930	47,940,768
Offering of Units	3,256,032.080	52,245,849	450,000	52,695,849
Net income	--	24,356,676	270,342	24,627,018
Redemptions	(558,920.184)	(8,867,415)	--	(8,867,415)

Partners’ Capital, December 31, 2002	6,177,658.232	115,164,948	1,231,272	116,396,220
Offering of Units	7,061,916.942	143,646,579	1,330,000	144,976,579
Net income	--	26,947,948	297,290	27,245,238
Redemptions	(869,013.907)	(17,908,245)	--	(17,908,245)

Partners’ Capital, December 31, 2003	12,370,561.267	267,851,230	2,858,562	270,709,792
Offering of Units	8,349,315.535	174,166,365	1,790,000	175,956,365
Net Loss	--	(53,724,001)	(599,234)	(54,323,235)
Redemptions	(799,084.843)	(16,074,262)	--	(16,074,262)

Partners’ Capital, September 30, 2004	19,920,791.959	372,219,332	4,049,328	376,268,660

Morgan Stanley Charter Millburn L.P.
Partners’ Capital, December 31, 2000	2,864,487.735	29,457,979	324,620	29,782,599
Offering of Units	905,670.879	9,005,536	50,000	9,055,536
Net loss	--	(3,592,200)	(39,450)	(3,631,650)
Redemptions	(494,506.218)	(4,987,884)	--	(4,987,884)

Partners’ Capital, December 31, 2001	3,275,652.396	29,883,431	335,170	30,218,601
Offering of Units	1,249,986.726	12,765,966	70,000	12,835,966
Net income	--	6,779,217	74,656	6,853,873
Redemptions	(566,455.117)	(5,628,599)	--	(5,628,599)

Partners’ Capital, December 31, 2002	3,959,184.005	43,800,015	479,826	44,279,841
Offering of Units	2,596,025.144	29,901,428	220,000	30,121,428
Net Loss	--	(1,275,885)	(12,628)	(1,288,513)
Redemptions	(714,993.710)	(8,236,758)	--	(8,236,758)

Partners’ Capital, December 31, 2003	5,840,215.439	64,188,800	687,198	64,875,998
Offering of Units	1,654,857.176	17,438,886	60,000	17,498,886
Net Loss	--	(13,770,838)	(151,403)	(13,922,241)
Redemptions	(1,740,634.212)	(17,430,543)	--	(17,430,543)

Partners’ Capital, September 30, 2004	5,754,438.403	50,426,305	595,795	51,022,100

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Nine Months Ended
September 30, 2004 (Unaudited), and
For the Years Ended December 31, 2003, 2002 and 2001

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter MSFCM L.P.
Partners’ Capital, December 31, 2000	2,135,799.634	36,795,254	587,057	37,382,311
Offering of Units	619,493.785	10,799,873	--	10,799,873
Net loss	--	(1,410,776)	(19,411)	(1,430,187)
Redemptions	(249,977.725)	(4,352,049)	--	(4,352,049)

Partners’ Capital, December 31, 2001	2,505,315.694	41,832,302	567,646	42,399,948
Offering of Units	1,650,078.947	33,075,899	200,000	33,275,899
Net income	--	14,239,699	167,727	14,407,426
Redemptions	(291,943.370)	(5,704,540)	--	(5,704,540)

Partners’ Capital, December 31, 2002	3,863,451.271	83,443,360	935,373	84,378,733
Offering of Units	5,067,317.039	116,565,731	1,090,000	117,655,731
Net loss	--	(16,143,139)	(178,939)	(16,322,078)
Redemptions	(556,666.060)	(12,237,846)	--	(12,237,846)

Partners’ Capital, December 31, 2003	8,374,102.250	171,628,106	1,846,434	173,474,540
Offering of Units	4,047,329.505	77,025,504	590,000	77,615,504
Net Loss	--	(41,564,990)	(461,159)	(42,026,149)
Redemptions	(1,192,404.570)	(21,332,342)	--	(21,332,342)

Partners’ Capital, September 30, 2004	11,229,027.185	185,756,278	1,975,275	187,731,553

For the Nine Months Ended September 30, 2004 (Unaudited), For the Year Ended December 31, 2003, and For the Period from October 1, 2002 (commencement of operations)
to December 31, 2002

	Units of Partnership Interest	Limited Partners	General Partner	Total
		$	$	$
Morgan Stanley Charter Campbell L.P.
Partners’ Capital, Initial Offering	832,786.300	8,227,863	100,000	8,327,863
Offering of Units	1,216,003.471	11,350,313	120,000	11,470,313
Net loss	--	(173,159)	(2,277)	(175,436)
Redemptions	(2,118.644)	(20,297)	--	(20,297)

Partners’ Capital, December 31, 2002	2,046,671.127	19,384,720	217,723	19,602,443
Offering of Units	8,470,100.382	89,106,873	930,000	90,036,873
Net income	--	7,267,734	82,314	7,350,048
Redemptions	(526,902.716)	(5,661,166)	--	(5,661,166)

Partners’ Capital, December 31, 2003	9,989,868.793	110,098,161	1,230,037	111,328,198
Offering of Units	11,555,823.388	134,054,586	1,410,000	135,464,586
Net Loss	--	(12,250,787)	(135,007)	(12,385,794)
Redemptions	(650,398.219)	(7,427,368)	--	(7,427,368)

Partners’ Capital, September 30, 2004	20,895,293.962	224,474,592	2,505,030	226,979,622

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(54,323,235)	(13,905,935)	27,245,238	24,627,018	3,258,760
Noncash item included in net income (loss):
Net change in unrealized	(6,023,056)	17,368,878	(9,253,741)	(6,346,817)	2,549,392
(Increase) decrease in operating assets:
Interest receivable (Morgan Stanley DW)	(211,500)	(32,306)	(82,925)	(43,615)	72,477
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	599,423	529,492	700,176	305,114	115,492
Accrued management fees	191,815	182,950	237,569	93,209	32,997
Accrued incentive fee	--	--	--	--	(860,827)

Net cash provided by (used for) operating activities	(59,766,553)	4,143,079	18,846,317	18,634,909	5,168,291

CASH FLOWS FROM FINANCING ACTIVITIES
Offering of Units	175,956,365	106,459,371	144,976,579	52,695,849	20,812,938
(Increase) decrease in subscriptions receivable	2,708,362	(6,162,942)	(8,225,123)	(3,352,875)	(2,175,483)
Increase (decrease) in redemptions payable	(505,964)	907,684	2,888,421	152,501	(226,515)
Redemptions of Units	(16,074,262)	(10,786,705)	(17,908,245)	(8,867,415)	(4,902,088)

Net cash provided by financing activities	162,084,501	90,417,408	121,731,632	40,628,060	13,508,852

Net increase in cash	102,317,948	94,560,487	140,577,949	59,262,969	18,677,143
Balance at beginning of period	245,088,422	104,510,473	104,510,473	45,247,504	26,570,361

Balance at end of period	347,406,370	199,070,960	245,088,422	104,510,473	45,247,504

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(13,922,241)	3,732,568	(1,288,513)	6,853,873	(3,631,650)
Noncash item included in net income (loss):
Net change in unrealized	1,250,208	(1,118,584)	(1,734,999)	(1,206,647)	3,536,111
(Increase) decrease in operating assets:
Interest receivable (Morgan Stanley DW)	(19,123)	(1,618)	3,033	(2,156)	95,074
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	(51,593)	108,857	96,557	53,304	19,109
Accrued management fees	(16,511)	40,112	36,176	17,585	5,460

Net cash provided by (used for) operating activities	(12,759,260)	2,761,335	(2,887,746)	5,715,959	24,104

CASH FLOWS FROM FINANCING ACTIVITIES
Offering of Units	17,498,886	22,080,135	30,121,428	12,835,966	9,055,536
(Increase) decrease in subscriptions receivable	2,091,977	(463,060)	(1,191,414)	(716,397)	(409,676)
Increase (decrease) in redemptions payable	(108,786)	472,547	1,335,180	1,428	(354,584)
Redemptions of Units	(17,430,543)	(5,582,167)	(8,236,758)	(5,628,599)	(4,987,884)

Net cash provided by financing activities	2,051,534	16,507,455	22,028,436	6,492,398	3,303,392

Net increase (decrease) in cash	(10,707,726)	19,268,790	19,140,690	12,208,357	3,327,496
Balance at beginning of period	59,756,846	40,616,156	40,616,156	28,407,799	25,080,303

Balance at end of period	49,049,120	59,884,946	59,756,846	40,616,156	28,407,799

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	$ (Unaudited)	$ (Unaudited)	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(42,026,149)	(13,022,959)	(16,322,078)	14,407,426	(1,430,187)
Noncash item included in net income (loss):
Net change in unrealized	2,705,039	3,999,822	655,041	(8,667,368)	4,973,466
(Increase) decrease in operating assets:
Interest receivable (Morgan Stanley DW)	(109,801)	(38,004)	(43,975)	(11,667)	116,097
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	123,051	392,734	411,884	175,910	68,395
Accrued management fees (Morgan Stanley Futures & Currency Management)	39,376	135,837	141,966	54,797	19,541
Accrued incentive fee (Morgan Stanley Futures & Currency Management)	--	--	--	--	(205,168)

Net cash provided by (used for) operating activities	(39,268,484)	(8,532,570)	(15,157,162)	5,959,098	3,542,144

CASH FLOWS FROM FINANCING ACTIVITIES
Offering of Units	77,615,504	92,480,625	117,655,731	33,275,899	10,799,873
(Increase) decrease in subscriptions receivable	4,376,911	(5,700,937)	(4,899,798)	(2,391,248)	(1,082,400)
Increase (decrease) in redemptions payable	(414,302)	774,024	2,549,078	(513,072)	(141,583)
Redemptions of Units	(21,332,342)	(6,151,322)	(12,237,846)	(5,704,540)	(4,352,049)

Net cash provided by financing activities	60,245,771	81,402,390	103,067,165	24,667,039	5,223,841

Net increase in cash	20,977,287	72,869,820	87,910,003	30,626,137	8,765,985
Balance at beginning of period	161,809,223	73,899,220	73,899,220	43,273,083	34,507,098

Balance at end of period	182,786,510	146,769,040	161,809,223	73,899,220	43,273,083

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2004	2003	For the Year Ended December 31, 2003	For the Period from October 1, 2002 (commencement of operations) to December 31, 2002
	$ (Unaudited)	$ (Unaudited)	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(12,385,794)	29,827	7,350,048	(175,436)
Noncash item included in net income (loss):
Net change in unrealized	(27,861)	(1,431,331)	(4,715,846)	(496,687)
Increase in operating assets:
Interest receivable (Morgan Stanley DW)	(186,902)	(40,599)	(57,130)	(13,716)
Increase (decrease) in operating liabilities:
Accrued brokerage fees (Morgan Stanley DW)	645,598	306,794	422,526	85,912
Accrued management fees	273,734	131,505	180,575	35,002
Accrued incentive fees	(9,503)	--	9,503	--

Net cash provided by (used for) operating activities	(11,690,728)	(1,003,804)	3,189,676	(564,925)

CASH FLOWS FROM FINANCING ACTIVITIES
Initial offering	--	--	--	8,327,863
Offering of Units	135,464,586	66,994,227	90,036,873	11,470,313
Increase in subscriptions receivable	(659,815)	(4,702,373)	(5,948,760)	(3,827,157)
Increase in redemptions payable	424,260	230,585	805,654	20,297
Redemptions of Units	(7,427,368)	(3,937,111)	(5,661,166)	(20,297)

Net cash provided by financing activities	127,801,663	58,585,328	79,232,601	15,971,019

Net increase in cash	116,110,935	57,581,524	82,422,277	15,406,094
Balance at beginning of period	97,828,371	15,406,094	15,406,094	--

Balance at end of period	213,939,306	72,987,618	97,828,371	15,406,094

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER GRAHAM L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2003: $270,709,792

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign currency	4,816,855	1.78	(1,285,220)	(0.47)	3,531,635
Equity	7,631,514	2.82	(262,587)	(0.10)	7,368,927
Commodity	6,241,497	2.31	(5,968)	(0.01)	6,235,529
Interest rate	(290,120)	(0.11)	--	--	(290,120)

Grand Total:	18,399,746	6.80	(1,553,775)	(0.58)	16,845,971

Unrealized Currency Loss					(379,305)

Total Net Unrealized Gain per Statement of Financial Condition					16,466,666

Partnership Net Assets at December 31, 2002: $116,396,220

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign Currency	4,830,579	4.15	514,624	0.44	5,345,203
Interest rate	2,471,036	2.12	(55,922)	(0.06)	2,415,114
Commodity	(936,619)	(0.80)	497,138	0.43	(439,481)
Equity	--	--	452,280	0.39	452,280

Grand Total:	6,364,996	5.47	1,408,120	1.20	7,773,116

Unrealized Currency Loss					(560,191)

Total Net Unrealized Gain per Statement of Financial Condition					7,212,925

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MILLBURN L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2003: $64,875,998

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain
	$	%	$	%	$
Foreign currency	3,458,602	5.33 *	(1,122,986)	(1.73)	2,335,616
Interest rate	20,495	0.03	(16,194)	(0.02)	4,301
Commodity	88,962	0.14	(438)	--	88,524
Equity	301,184	0.46	--	--	301,184

Grand Total:	3,869,243	5.96	(1,139,618)	(1.75)	2,729,625

Unrealized Currency Gain					1,646,751

Total Net Unrealized Gain per Statement of Financial Condition					4,376,376

Partnership Net Assets at December 31, 2002: $44,279,841

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain
	$	%	$	%	$
Foreign currency	319,174	0.72	(8,396)	(0.02)	310,778
Interest rate	1,322,639	2.99	--	--	1,322,639
Commodity	584,409	1.32	45,431	0.10	629,840
Equity	--	--	127,413	0.29	127,413

Grand Total	2,226,222	5.03	164,448	0.37	2,390,670

Unrealized Currency Gain					250,707

Total Net Unrealized Gain per statement of Financial Condition					2,641,377

* No single contract’s value exceeds 5% of Net Assets.

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER MSFCM L.P.
SCHEDULES OF INVESTMENTS

Partnership Net Assets at December 31, 2003: $173,474,540

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign currency	1,100,599	0.63	--	--	1,100,599
Commodity	5,451,831	3.14	--	--	5,451,831
Interest rate	(661,987)	(0.38)	--	--	(661,987)
Equity	1,176,725	0.68	--	--	1,176,725

Grand Total	7,067,168	4.07	--	--	7,067,168

Unrealized Currency Loss					(156,306)

Total Net Unrealized Gain per Statement of Financial Condition					6,910,862

Partnership Net Assets at December 31, 2002: $84,378,733

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign currency	7,543,280	8.94 *	--	--	7,543,280
Interest rate	2,252,650	2.67	--	--	2,252,650
Commodity	(2,010,612)	(2.38)	--	--	(2,010,612)

Grand Total	7,785,318	9.23	--	--	7,785,318

Unrealized Currency Loss					(219,415)

Total Net Unrealized Gain per statement of Financial Condition					7,565,903

* No single contract’s value exceeds 5% of Net Assets.

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER CAMPBELL L.P.
SCHEDULE OF INVESTMENTS

Partnership Net Assets at December 31, 2003: $111,328,198

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign currency	5,860,684	5.26 *	(2,551,537)	(2.29)	3,309,147
Interest rate	(45,925)	(0.04)	(99,252)	(0.09)	(145,177)
Equity	1,447,121	1.30	--	--	1,447,121
Commodity	597,104	0.54	--	--	597,104

Grand Total	7,858,984	7.06	(2,650,789)	(2.38)	5,208,195

Unrealized Currency Gain					4,338

Total Net Unrealized Gain per Statement of Financial Condition					5,212,533

Partnership Net Assets at December 31, 2002: $19,602,443

Futures and Forward Contracts:	Long Unrealized Gain/(Loss)	Percentage of Net Assets	Short Unrealized Gain/(Loss)	Percentage of Net Assets	Net Unrealized Gain/(Loss)
	$	%	$	%	$
Foreign currency	1,050,080	5.35 *	(806,523)	(4.11)	243,557
Interest rate	212,714	1.09	--	--	212,714
Commodity	19,382	0.10	--	--	19,382
Equity	(8,180)	(0.04)	31,175	0.16	22,995

Grand Total	1,273,996	6.50	(775,348)	(3.95)	498,648

Unrealized Currency Loss					(1,961)

Total Net Unrealized Gain per statement of Financial Condition					496,687

* No single contract’s value exceeds 5% of Net Assets.

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Information with respect to 2004 is Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization -- Morgan Stanley Charter Campbell L.P. ( “Charter Campbell”), Morgan Stanley Charter MSFCM L.P. ( “Charter MSFCM”), Morgan Stanley Charter Graham L.P. ( “Charter Graham”) and Morgan Stanley Charter Millburn L.P. ( “Charter Millburn”) (individually, a “Partnership”, or collectively, the “Partnerships”) are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, “futures interests”).

The general partner for each Partnership is Demeter Management Corporation ( “Demeter”). The non-clearing commodity broker is Morgan Stanley DW Inc. ( “Morgan Stanley DW”). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ( “MS & Co.”) and Morgan Stanley & Co. International Limited ( “Morgan Stanley International”). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ( “Morgan Stanley Futures & Currency Management”). Demeter, Morgan Stanley DW, MS & Co., Morgan Stanley International and Morgan Stanley Futures & Currency Management are wholly-owned subsidiaries of Morgan Stanley.

Effective June 20, 2002, Morgan Stanley Dean Witter & Co. changed its name to Morgan Stanley.

Effective July 29, 2002, Charter Campbell was added to the Charter Series and began trading on October 1, 2002.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

Use of Estimates -- The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition -- Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit (loss) on open contracts from one period to the next on the statement of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and Morgan Stanley International with respect to such Partnership’s assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments Net Assets do not include monies owed to the Partnerships on forward contracts and other futures interests.

Net Income (Loss) per Unit -- Net income (loss) per unit of limited partnership interest ( “Unit(s)”) is computed using the weighted average number of Units outstanding during the period.

Condensed Schedules of Investments -- In March 2001, the American Institute of Certified Public Accountants’ Accounting Standards Executive Committee ( “AICPA Executive Committee”) issued Statement of Position 01-1 ( “SOP 01-1”) “Amendment to the Scope of Statement of Position 95-2, Financial Reporting By Nonpublic Investment Partnerships, to Include Commodity Pools”.

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

SOP 01-1 required commodity pools to include a condensed schedule of investments identifying those investments which constitute more than 5% of Net Assets, taking long and short positions into account separately, beginning in fiscal years ending after December 15, 2001.

In December 2003, the AICPA Executive Committee issued Statement of Position 03-4 ( “SOP 03-4”) “Reporting Financial Highlights and Schedule of Investments by Nonregistered Investment Partnerships: An Amendment to the Audit and Accounting Guide Audits Of Investment Companies and AICPA Statement of Position 95-2, Financial Reporting By Nonpublic Investment Partnerships”. SOP 03-4 requires commodity pools to disclose on the Schedule of Investments the number of contracts, the contracts’ expiration dates and the cumulative unrealized gains/(losses) on open futures contracts, when the cumulative unrealized gains/(losses) on an open futures contract exceeds 5% of Net Assets, taking long and short positions into account separately. SOP 03-4 also requires ratios for expenses and net income/(losses) based on average net assets to be disclosed in Financial Highlights. SOP 03-4 is effective for fiscal years ending after December 15, 2003.

Equity in Futures Interests Trading Accounts -- The Partnerships’ asset “Equity in futures interests trading accounts,” reflected on the statements of financial condition, consists of (A) cash on deposit with Morgan Stanley DW, MS & Co. and Morgan Stanley International to be used as margin for trading; (B) net unrealized gains or losses on open contracts, which are valued at market and calculated as the difference between original contract value and market value; and (C) net option premiums, which represent the net of all monies paid and/or received for such option premiums.

The Partnerships, in their normal course of business, enter into various contracts with MS & Co. and Morgan Stanley International acting as their commodity brokers. Pursuant to brokerage agreements with MS & Co. and Morgan Stanley International, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis in the Partnerships’ statements of financial condition.

The Partnerships have offset the fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of their master netting agreements with MS & Co., the sole counterparty on such contracts. The Partnerships have consistently applied their right to offset.

Brokerage and Related Transaction Fees and Costs -- Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership’s Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and offering expenses.

Prior to August 1, 2003, each Partnership paid a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership’s Net Assets as of the first day of each month (a 6.75% annual rate).

Prior to May 1, 2002, each Partnership paid a flat-rate monthly brokerage fee of 1/12 of 7% of the Partnership’s Net Assets as of the first day of each month (a 7% annual rate).

Operating Expenses -- Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

Income Taxes -- No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership’s revenues and expenses for income tax purposes.

Distributions -- Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

Continuing Offering -- Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

Redemptions -- Limited partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a limited partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.

Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

Exchanges -- On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

Dissolution of the Partnerships -- Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership’s Limited Partnership Agreement.

Litigation Settlement -- On February 27, 2002, Charter MSFCM received notification of a preliminary entitlement to payment from the Sumitomo Copper Litigation Settlement Administrator, and Charter MSFCM has received settlement award payments in the amount of $292,406 as of August 30, 2002 and $2,880 as of July 30, 2004. Any amounts received are accounted for in the period received, for the benefit of the limited partners at the date of receipt.

2. RELATED PARTY TRANSACTIONS

Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership’s cash is on deposit with Morgan Stanley DW, MS & Co. and Morgan Stanley International in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

Demeter, on behalf of Charter MSFCM and itself, entered into a management agreement with Morgan Stanley Futures & Currency Management to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to Morgan Stanley Futures & Currency Management.

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decision for the Partnerships. The trading advisors for each Partnership at September 30, 2004 were as follows:

   Morgan Stanley Charter Campbell L.P.
Campbell & Company, Inc.

   Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Futures & Currency Management Inc.

   Morgan Stanley Charter Graham L.P.
Graham Capital Management, L.P.

   Morgan Stanley Charter Millburn L.P.
Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

Management Fee -- Charter MSFCM, Charter Graham and Charter Millburn each pay its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership’s Net Assets under management by each trading advisor as of the first day of each month.

Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership’s Net Assets under management as of the first day of each month. Prior to August 1, 2003, Charter Campbell paid a flat-rate monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate) of the Partnership’s Net Assets under management as of the first day of each month.

Incentive Fee -- Each Partnership’s incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.

Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

4. FINANCIAL INSTRUMENTS

The Partnerships trade futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

The market value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which market value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

subsequent day on which the contract could be liquidated. The market value of off-exchange-traded contracts is based on the fair market value quoted by the counterparty.

The Partnerships’ contracts are accounted for on a trade-date basis and marked to market on a daily basis. Each Partnership accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” ( “SFAS No. 133”). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:

(1) One or more underlying notional amounts or payment provisions;

(2) Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors;

(3) Terms require or permit net settlement.

Generally derivatives include futures, forward, swaps or options contracts, or other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts, reported as a component of “Equity in futures interests trading accounts” on the Statements of Financial Condition, and their longest contract maturities were as follows:

Charter Graham

	Net Unrealized Gains/ (Losses) on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2004	22,489,722	--	22,489,722	Mar. 2006	--
Dec. 31, 2003	17,018,386	(551,720)	16,466,666	Jun. 2005	Mar. 2004
Dec. 31, 2002	7,053,639	159,286	7,212,925	Jun. 2004	Mar. 2003

Charter Millburn

	Net Unrealized Gains on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2004	3,105,846	20,322	3,126,168	Mar. 2005	Dec. 2004
Dec. 31, 2003	2,040,760	2,335,616	4,376,376	Jun. 2004	Mar. 2004
Dec. 31, 2002	2,330,599	310,778	2,641,377	Mar. 2003	Mar. 2003

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

Charter MSFCM

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2004	7,913,904	(3,708,081)	4,205,823	Jun. 2006	Jan. 2005
Dec. 31, 2003	5,810,267	1,100,595	6,910,862	Mar. 2004	Mar. 2004
Dec. 31, 2002	22,623	7,543,280	7,565,903	Sep. 2004	Apr. 2003

Charter Campbell

	Net Unrealized Gains on Open Contracts			Longest Maturities
Date	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
	$	$	$
Sep. 30, 2004	1,310,506	3,929,888	5,240,394	Jun. 2005	Dec. 2004
Dec. 31, 2003	1,903,386	3,309,147	5,212,533	Sep. 2004	Mar. 2004
Dec. 31, 2002	253,129	243,558	496,687	Sep. 2003	Mar. 2003

The Partnerships have credit risk associated with counterparty nonperformance. The credit risk associated with the instruments in which the Partnerships trade is limited to the amounts reflected in the Partnerships’ Statements of Financial Condition.

The Partnerships also have credit risk because Morgan Stanley DW, MS & Co., and Morgan Stanley International act as the futures commission merchants or the counterparties, with respect to most of the Partnerships’ assets. Exchange-traded futures, forwards, and futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Morgan Stanley DW, MS & Co. and MSIL, each as a futures commission merchant for each Partnership’s exchange-traded futures, forwards, and futures-styled options contracts, are required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures forwards, and futures-styled options contracts, including an amount equal to the net unrealized gains (losses) on all open futures, forwards, and futures-styled options contracts, which funds, in the aggregate, totaled $369,896,092, $262,106,808, and $111,564,112 for Charter Graham; $52,154,966, $61,797,606, and $42,946,755, for Charter Millburn; $190,700,414, $167,619,490, and $73,921,843 for Charter MSFCM; and $215,249,812, $99,731,757 and $15,659,223 for Charter Campbell, at September 30, 2004, December 31, 2003 and 2002, respectively. With respect to each Partnership’s off-exchange-traded forward currency contracts, there are no daily exchange-required settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gains (losses) on open forward contracts be segregated. However, the Partnerships are required to meet margin requirements equal to the net unrealized loss on open contracts in the Partnerships accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at Morgan Stanley DW for the benefit of MS & Co. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of MS & Co., the sole counterparty on all such contracts, to perform. Each Partnership has a netting agreement with MS & Co. These agreements, which seek to reduce both the Partnerships’ and MS & Co.’s

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Continued)
(Information with respect to 2004 is Unaudited)

exposure on off-exchange-traded forward currency contracts, should materially decrease the Partnerships’ credit risk in the event of MS & Co.’s bankruptcy or insolvency.

5. FINANCIAL HIGHLIGHTS

Charter Graham

Per Unit:
NET ASSET VALUE, JANUARY 1, 2003:	$18.84

NET OPERATING RESULTS:
Realized Profit	4.03
Unrealized Profit	1.00
Interest Income	0.19
Expenses	(2.18)

Net Income	3.04

NET ASSET VALUE, DECEMBER 31, 2003:	$21.88

Expense ratio	10.3%
Net income ratio	13.9%
TOTAL RETURN 2003	16.1%
INCEPTION-TO-DATE RETURN	118.8%
COMPOUND ANNUALIZED RETURN	17.6%

Charter Millburn

Per Unit:
NET ASSET VALUE, JANUARY 1, 2003:	$11.18

NET OPERATING RESULTS:
Realized Profit	0.52
Unrealized Profit	0.35
Interest Income	0.13
Expenses	(1.07)

Net Loss	(0.07)

NET ASSET VALUE, DECEMBER 31, 2003:	$11.11

Expense ratio	9.1%
Net loss ratio	(2.2)%
TOTAL RETURN 2003	(0.6)%
INCEPTION-TO-DATE RETURN	11.1%
COMPOUND ANNUALIZED RETURN	2.2%

MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS—(Concluded)

Charter MSFCM

Per Unit:
NET ASSET VALUE, JANUARY 1, 2003:	$21.84

NET OPERATING RESULTS:
Realized Profit	1.01
Unrealized Loss	(0.11)
Interest Income	0.21
Expenses	(2.23)

Net Loss	(1.12)

NET ASSET VALUE, DECEMBER 31, 2003:	$20.72

Expense ratio	9.5%
Net loss ratio	(11.3)%
TOTAL RETURN 2003	(5.1)%
INCEPTION-TO-DATE RETURN	107.2%
COMPOUND ANNUALIZED RETURN	7.7%

Charter Campbell

Per Unit:
NET ASSET VALUE, JANUARY 1, 2003:	$9.58

NET OPERATING RESULTS:
Realized Profit	1.69
Unrealized Profit	0.79
Interest Income	0.09
Expenses	(1.01)

Net Income	1.56

NET ASSET VALUE, DECEMBER 31, 2003:	$11.14

Expense ratio	9.0%
Net income ratio	11.0%
TOTAL RETURN 2003	16.3%
INCEPTION-TO-DATE RETURN	11.4%
COMPOUND ANNUALIZED RETURN	9.0%

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
   Demeter Management Corporation:

We have audited the accompanying statements of financial condition of Demeter Management Corporation (the “Company”), a wholly-owned subsidiary of Morgan Stanley, as of November 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements of financial condition based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial condition are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation at November 30, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

New York, New York
February 12, 2004

DEMETER MANAGEMENT CORPORATION
(Wholly-owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

STATEMENTS OF FINANCIAL CONDITION
at August 31, 2004 (Unaudited) and
November 30, 2003 and 2002

	August 31,	November 30,
	2004	2003	2002
	$ (Unaudited)	$	$
ASSETS
Investments in affiliated partnerships	31,515,049	26,396,481	27,173,907
Deferred income taxes	2,248,934	2,248,934	--
Income taxes receivable	297,305	--	1,689,480
Receivable from affiliated partnerships	--	--	575

Total Assets	34,061,288	28,645,415	28,863,962

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Payable to Parent	26,385,933	18,547,853	20,444,379
Accrued expenses	7,274	13,206	18,000

Total Liabilities	26,393,207	18,561,059	20,462,379

STOCKHOLDER’S EQUITY:
Common stock, no par value:
Authorized 1,000 shares; outstanding 100 shares at stated value of $500 per share	50,000	50,000	50,000
Additional paid-in capital	300,100,000	195,100,000	123,170,000
Retained earnings	7,518,081	9,934,356	8,251,583

	307,668,081	205,084,356	131,471,583
Less: Notes receivable from Parent	(300,000,000)	(195,000,000)	(123,070,000)

Total Stockholder’s Equity	7,668,081	10,084,356	8,401,583

Total Liabilities and Stockholder’s Equity	34,061,288	28,645,415	28,863,962

The accompanying notes are an integral part of these financial statements.

DEMETER MANAGEMENT CORPORATION
(Wholly-Owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

NOTES TO STATEMENTS OF FINANCIAL CONDITION
(Information with respect to 2004 is Unaudited)
At August 31, 2004 (unaudited) and For the Years Ended November 30, 2003 and 2002

1. INTRODUCTION AND BASIS OF PRESENTATION

Demeter Management Corporation ( “Demeter”) is a wholly-owned subsidiary of Morgan Stanley (the “Parent”).

Effective June 20, 2002, Morgan Stanley Dean Witter & Co. changed its name to Morgan Stanley.

Demeter manages the following commodity pools as sole general partner: Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P., Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P., Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Morgan Stanley Spectrum Currency L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Strategic L.P., Morgan Stanley Spectrum Technical L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley/Chesapeake L.P., Morgan Stanley /JWH Futures Fund L.P., Morgan Stanley Charter Campbell L.P. ( “Charter Campbell”), Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P., Morgan Stanley Charter MSFCM L.P., Morgan Stanley Strategic Alternatives L.P. and Morgan Stanley/Mark J. Walsh & Company L.P.

Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

The statements of financial condition are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

On December 31, 2002, Columbia Futures Fund, Morgan Stanley Charter Welton L.P. and Morgan Stanley Spectrum Commodity L.P. each terminated trading in accordance with their limited partnership agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes -- Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and the income tax basis of assets and liabilities, using enacted tax rates and laws that will be in effect when such differences are expected to reverse.

3. INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than 1 percent of the aggregate capital contributed to the partnership by all partners.

DEMETER MANAGEMENT CORPORATION
(Wholly-Owned Subsidiary of Morgan Stanley)

Purchasers of units in a Charter Series partnership will
not receive any interest in this company.

NOTES TO STATEMENTS OF FINANCIAL CONDITION $mdash; (Concluded)
(Information with respect to 2004 is Unaudited)

At August 31, 2004 (unaudited) and For the Years Ended November 30, 2003 and 2002

The total assets, liabilities and partners’ capital of all the funds managed by Demeter at August 31, 2004, November 30, 2003 and 2002 were as follows:

	August 31,	November 30,
	2004	2003	2002
	$ (Unaudited)	$	$
Total assets	2,907,793,280	2,403,993,109	1,645,639,679
Total liabilities	44,523,239	35,113,850	28,967,603

Total partners’ capital	2,863,270,041	2,368,879,259	1,616,672,076

Demeter’s investments in such limited partnerships are carried at market value.

4. PAYABLE TO PARENT

Payable to Parent is primarily for amounts due for the purchase of partnership investments, income tax payments made by the Parent on behalf of Demeter and the cumulative results of operations from inception to date.

5. NET WORTH REQUIREMENT

At August 31, 2004, November 30, 2003 and 2002, Demeter held non-interest bearing notes from its Parent that were payable on demand. These notes were received in connection with additional capital contributions aggregating $300,000,000, $195,000,000 and $123,070,000 at August 31, 2004, November 30, 2003 and 2002, respectively.

The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

In calculating this requirement, Demeter’s interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from Parent are included in net worth for purposes of this calculation. It is the Parent’s intent to ensure that Demeter maintains the required net worth.

6. INCOME TAXES

The Company is included in the consolidated federal income tax return filed by Morgan Stanley and certain other subsidiaries. Federal income taxes have been provided on a separate entity basis. The Company is included in various unitary and combined tax filings. Accordingly, state and local income taxes have been provided on separate entity income based upon unitary/combined effective tax rates.

In accordance with the terms of the Tax Allocation Agreement with Morgan Stanley, current taxes payable are due to Morgan Stanley. The Company accounts for its own deferred tax assets and liabilities. Deferred income taxes are primarily attributable to partnership investments.

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      No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the matters described herein, and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer by any person within any jurisdiction in which such offer is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom such offer would be unlawful. The delivery of this prospectus at any time does not imply that information contained herein is correct as of any time subsequent to the date of its issue.

      Until 40 days from the date of this prospectus, all dealers that effect transactions in these securities, or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

38280-14

MORGAN STANLEY CHARTER GRAHAM L.P.
MORGAN STANLEY CHARTER MILLBURN L.P.
MORGAN STANLEY CHARTER MSFCM L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.

Supplement to the Prospectus dated April 28, 2004

      The prospectus dated April 28, 2004 is supplemented by a supplement dated December 16, 2004 . The supplement is an integral part of, and must be read together with, the prospectus.

December 16, 2004

       38280-15